EXECUTION COPY

ASSET PURCHASE AGREEMENT

among

PACER HEALTH MANAGEMENT CORPORATION OF GEORGIA,

a Georgia corporation,

and

SAINT JOSEPH’S AT EAST GEORGIA, INC.,

a Georgia non-profit corporation

March 7, 2008

LIST OF SCHEDULES

Schedule A

Other Businesses

Schedule B-1

Certain Real Property Permitted Exceptions

Schedule B-2

Proration Items

Schedule B-3

Seller’s Knowledge Group

Schedule 2.8(a)

Owned Real Property

Schedule 2.8(b)

Real Property Leases

Schedule 2.8(c)

Personal Property

Schedule 2.8(d)

Licenses

Schedule 2.8(e)

Personal Property Leases

Schedule 2.8(f)

Contracts

Schedule 2.8(l)

Hospital Names, Symbols and Telephone Numbers

Schedule 2.8(m)

Non-Proprietary Website Content

Schedule 2.9(d)

Computer Software, Etc.

Schedule 2.9(s)

Owned or Leased Assets

Schedule 2.9(u)

Other Assets

Schedule 2.10(g)

Other Liabilities

Schedule 3.4(a)

Consents

Schedule 3.4(b)

Government Approvals

Schedule 3.5(a)

Material Consents

Schedule 3.6(a)

Legal Matters

Schedule 3.6(b)

Environmental Matters

Schedule 3.6(c)

Underground Improvements

Schedule 3.6(e)

Exclusions from Federal Health Care Programs

Schedule 3.7(b)

Agreements Affecting Title of Acquired Assets

Schedule 3.7(d)

Motor Vehicles

Schedule 3.8(a)

Operating Licenses

Schedule 3.8(b)

JC Period

Schedule 3.8(c)

Regulatory Matters

Schedule 3.8(d)

Notices of Program Reimbursement

Schedule 3.8(e)

Third Party Payors/Managed Care Plans

Schedule 3.8(f)

Hill-Burton Matters

Schedule 3.8(g)

Health Care Matters

Schedule 3.9(a)

Annual Financials

Schedule 3.9(b)

Interim Financials

Schedule 3.9(c)

Certain Liabilities

Schedule 3.10

Legal Proceedings

Schedule 3.11(a)

Employee Benefit Plans

Schedule 3.12(a)

Employees

Schedule 3.12(b)

Employee Contracts

Schedule 3.12(c)

Union or Collective Bargaining Agreements

Schedule 3.12(e)

Licensed Personnel

Schedule 3.14

Intellectual Property

Schedule 3.15

Insurance

Schedule 3.17

Material Changes

Schedule 3.17(d)

Certain Compensation Changes

Schedule 3.17(i)

Changes in Accounting

Schedule 3.18(a)

Real Property

Schedule 4.5

Governmental Consents/Filings/Notices

Schedule 5.4

Required Third Party Consents

LIST OF EXHIBITS

Exhibit A

Pacer Health Guaranty Agreement

Exhibit 2.6(a)

Bill of Sale

Exhibit 2.6(b)

Real Estate Assignments

Exhibit 2.6(c)

Property Deed

Exhibit 2.6(e)

Sublease Agreement

Exhibit 2.6(j)

Restrictive Covenant Agreement

Exhibit 2.6(l)

Power of Attorney

Exhibit 6.10

Minnie G. Boswell Facility Assessment

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of the 7th day of March, 2008 (the “Agreement Date”) by and among PACER HEALTH MANAGEMENT CORPORATION OF GEORGIA, a Georgia corporation (“Seller”), and SAINT JOSEPH’S AT EAST GEORGIA, INC., a Georgia non-profit corporation (“Purchaser”).

RECITALS

A.

Seller (i) engages in the business of delivering acute care services to the public through the acute care hospital commonly known as the Minnie G. Boswell Memorial Hospital located at 1201 Siloam Road, Greensboro, Georgia (the “Acute Care Hospital”) and (ii) owns and operates other healthcare businesses incident to the operation of the Acute Care Hospital as specifically identified on Schedule A (the “Other Businesses”) (the Acute Care Hospital and the Other Businesses are referred to in this Agreement collectively as the “Hospital”).

B.

Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the assets with respect to the operation of the Hospital, for the consideration and upon the terms and conditions contained in this Agreement.

C.

As consideration for the agreements of the parties set forth herein and as a condition to Purchaser acquiring the Acquired Assets, Pacer Health Corporation, a Florida corporation and the ultimate parent corporation of Seller, has entered into and delivered to Purchaser the Guaranty Agreement, dated as of the date hereof, between Purchaser and Pacer Health Corporation, a copy of which is attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Agreement, and for their mutual reliance, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1

Definitions.

(a)

Except as otherwise provided herein, the capitalized terms set forth below have the following meanings:

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by or under common control with a second Person; provided, however, an “Affiliate” shall not include any officer or director of any Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Assumed Accrued Payroll” shall mean Seller’s liabilities (including, but not limited to, payroll taxes) for payroll owed to the Hired Employees only to the extent that such accrued payroll relates to the payroll period of Seller that begins on or after 12:01 am on Sunday, March 2, 2008.

“Assumed PTO” shall mean the accrued paid-time off, up to eighty (80) hours per employee, for each of Seller’s employees who are offered and who accept employment with Purchaser.

“Assumed PTO Amount” shall mean Sixty Thousand Three Hundred Fifty-Two Dollars and Eighty-One Cents ($60,352.81).

“Benefits Adjustment Amount” shall mean Fifteen Thousand Two Hundred Seventy Two Dollars and Three Cents ($15,272.03), which represents an amount equal to the monthly cost of Seller’s employee health insurance plans, as sponsored by Seller through Blue Cross Blue Shield of Georgia and Greater Life of Georgia, multiplied by a fraction, the numerator of which is Twenty-Five (25) and the denominator of which is Thirty-One (31).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Environmental Laws” shall mean, as enacted and in effect as of the date hereof or where applicable at any time during Seller’s operations of the Hospital, all Laws relating to pollution or the regulation and protection of human health from environmental hazards or protection of  the environment and natural resources, including, without limitation: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (v) the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (viii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vii) of this subparagraph, including, but not limited to, the Georgia Air Quality Act, O.C.G.A. Sections 12-9-1 et seq., the Georgia Solid Waste Management Act, O.C.G.A. Sections 12-8-20 et seq., the Georgia Hazardous Waste Management Act, O.C.G.A. Sections 12-8-60 et seq., the Georgia Hazardous Sites Response Act, O.C.G.A. Sections 12-8-90 et seq., the Georgia Water Quality Control Act, O.C.G.A. Sections 12-5-20 et seq., and the Georgia Underground Storage Tank Act, O.C.G.A. Sections 12-13-1 et seq.; (ix) any amendments to the statues, laws or ordinances listed in parts (i) - (viii) of this subparagraph, as enacted and in effect as of the date hereof or where applicable at any time during Seller’s operations of the Hospital,; (x) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (ix) of this subparagraph; and (xi) any other Laws relating to the manufacture, processing, distribution, use, treatment, storage, transport, discharges, disposal, Release or threatened Release of Hazardous Substances, and laws and regulations relating to the storage, treatment and disposal of medical and biological waste.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor law; and regulations and rules issued pursuant to that act or any successor law.

“Governmental Entity” shall mean shall mean the government of the United States of America and any state, commonwealth, territory or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including, but not limited to, any agency, department, commission, board, bureau or other authority or instrumentality.

“Hazardous Substances” shall mean (i) any hazardous or toxic waste, chemical, substance, waste, pollutant, contaminant or material defined as or deemed as hazardous or toxic or otherwise regulated under any Environmental Law, including, without limitation, RCRA, hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances; (ii) asbestos or asbestos-containing material; (iii) medical, radiological and biological waste; (iv) urea formaldehyde and polychlorinated biphenyls; (v) oil and petroleum products, including gasoline, fuel oil, crude oil and other various constituents of such products; (vi) fungal growth and mold; (vii) lead in paint or drinking water; (viii) pesticides and other agricultural chemicals and (ix) any other chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any Environmental Laws.

“Intellectual Property” shall mean (i) all United States or foreign patents and all United States or foreign patent applications; (ii) all trade secret or confidential information, including without limitation, marketing customer, planning, financial, research, development and technical information and data; (iii) all rights of copyright, including registrations and applications for registration thereof; and (iv) all trademarks, service marks, trademark registrations and applications, service mark registrations and applications, trade names and trade dress.

“Inventory” shall mean all inventories of Supplies, drugs, food and other disposables and consumables located on site at the Hospital.

“Laws” shall mean any federal, state or local law (including, without limitation, common law), rule, ordinance, code, regulation, statute or any rule or judgment, order, writ, injunction or decree of any Governmental Entity to which the Hospital is subject or by which the Acquired Assets are bound.

“Liens” shall mean, with respect to the Acquired Assets, any lien, charge, pledge, mortgage, deed of trust, security interest, equitable interest, judgment, attachment or restrictive right of any kind or nature whatsoever.

“Permitted Exceptions” shall mean: (a) current Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and where adequate reserves have been established in accordance with GAAP; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations (none of which are individually or in the aggregate material to Seller); (c) Liens securing capitalized lease obligations that are set forth in the personal property leases set forth in Schedule 2.8(e); and (d) those certain permitted exceptions relating to the Real Property as set forth on Schedule B-1 attached hereto.

“Person” shall mean any natural person, partnership, corporation, limited liability company, association, trust or other legal entity.

“Privacy Laws” shall mean collectively (i) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) and the regulations promulgated thereunder, including, but not limited to, requirements related to privacy, security and transactions and code sets standards (“HIPAA”) and (ii) all applicable state laws related to privacy and security of health information and the regulations promulgated thereunder, to the extent not preempted by HIPAA.

“Proration Items” shall mean (i) all water, sewer, electricity, gas and other utility charges, if any, applicable to the business of the Hospital; (ii) rental charges payable or receivable and other payments or receipts applicable to the Acquired Assets, including under the Contracts; (iii) all ad valorem taxes imposed upon any portion of the Real Property, general assessments imposed with respect to the Real Property and special assessments upon the Real Property, whether payable in full or by installments prior to the Closing Date; (iv) all ad valorem taxes imposed upon the Acquired Assets other than the Real Property and (v) all other items of income and expense which are normally prorated upon the sale of assets of a going concern which are identified on Schedule B-2.

“Provider Agreements” shall mean all Contracts between Seller and Third Party Payors that relate to the provision of and payment for medical, health, hospitalization and related services.

“Release” shall have the same meaning ascribed thereto under CERCLA Section 101(22), except that it shall apply to any and all Hazardous Substances, not just CERCLA hazardous substances.

“Seller’s Knowledge,” “Knowledge of Seller” or words to that effect shall mean the knowledge of those Persons identified on Schedule B-3 attached hereto following a commercially reasonable investigation.

“Seller Material Adverse Effect” shall mean any event, change or development that has had, or would reasonably be expected to have, a material adverse effect on  the assets (including, but not limited to, the Acquired Assets), financial condition, or operations of the Hospital considered in the aggregate or would reasonably be expected to prevent or materially impede Seller from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that a Seller Material Adverse Effect will not be deemed to have occurred if such event, change or development results from: (i) economic conditions generally in the United States (provided that Seller is not disproportionately affected thereby), or (ii) any action taken by Seller that is required by the terms of this Agreement or the other agreements contemplated by this Agreement or is taken with Purchaser’s express prior written consent.

“Severance Amount” shall mean Seven Thousand Two Hundred Eighty-Seven Dollars and Sixty-Eight Cents ($7,287.68), which represents an amount equal to twenty percent (20%) of the non-hired Hospital Employees’ annualized salary or wages, as applicable, excluding the Chief Executive Officer, Chief Financial Officer and Chief Nursing Officer of the Hospital and Hospital Employees who did not apply for employment with Purchaser.  For the avoidance of doubt, “Severance Amount” does not include any bonus amounts or amounts attributable to any employee benefit plans, 401(k) plans or other retirement plans.

“Supplies” shall mean all inventories of medical, surgical, office and janitorial supplies and other similar supplies located on site at the Hospital.

“Taxes” shall mean any income, corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, transfer, documentary, excise, occupation, sales, use, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Governmental Entity, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing, and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Third Party Payor” shall mean any private insurer, health maintenance organization, preferred provider organization, third party administrator, employer, or any other payor of health services or benefits under a health benefit plan, but shall not include any governmental payor.

“Title Policy” shall mean a standard 2006 form American Land Title Association Owner’s Policy of Title Insurance in an amount equal to the full insurable value of the Real Property, insuring that Purchaser has good and marketable fee simple title to the Owned Real Property and valid leasehold title to the Leased Real Property, respectively, on the Closing Date, subject only to the printed conditions and exceptions of said standard form and the Permitted Exceptions, but without exceptions as to matters arising in the “gap,” mechanic’s or materialmen’s liens, third parties in possession, or rights or claims of real estate brokers, and also including such endorsements as are requested by Purchaser.

“USTs” shall mean the two underground storage tanks located at the Hospital, including one 250-gallon UST that is used for fuel storage for the emergency backup power generator and one 675-gallon UST is used for fuel storage for the Hospital’s boiler room.

(b)

In addition to the terms defined in Section 1.1(a) above, the terms set forth below shall have the meanings ascribed thereto within the below-referenced Sections of this Agreement:

Accounts Receivable	2.9	Licenses	2.8
Acquired Assets	2.8	March 3 Deposit	2.1
Acute Care Hospital	Recitals	Material Contracts	3.5
Additional Deposit	2.1	Medical Staff Bylaws	3.20
Agency Settlements	12.2	Non-Refundable Deposits	2.1
Agreement	Preface	Notice Period	11.3
Agreement Date	Preface	Operating Licenses	3.8
Allocable Consideration	2.15	Other Businesses	Recitals
Allocation Schedule	2.15	Owned Real Property	2.8
Annual Financials	3.9	Payee	2.14
Annual Subsidy Amount	2.4	Payor	2.14
Assumed Liabilities	2.10	Personal Property	2.8
Audit Periods	3.8	Personal Property Leases	2.8
Beneficiary	2.14	Power of Attorney	2.6
Bill of Sale	2.6	Prepaids	2.8
Claim Notice	11.3	Property Deed	2.6
Closing	2.5	Purchase Price	2.1
Closing Date	2.5	Purchaser	Preface
Closing of Financials	10.5	Purchaser 2008 Indigent Care Amount	10.6
Closing Payment	2.2	Purchaser Settlement Due Date	12.2
COBRA Coverage	6.3	Real Estate Assignments	2.6
Confidential Information	6.6	Real Property	2.8
Contracts	2.8	Real Property Laws	3.18
Damages	11.1	Real Property Leases	2.8
Deposits	2.1	Receivable Records	2.9
Disclosure Schedule	Art. 3	Reconciliation	12.3
Document Retention Period	10.3	Recipient	2.14
Effective Time	2.5	Repairs Amount	2.2
Environmental Permits	3.6	Restrictive Covenant Agreement	2.6
Escrow Agent	2.1	Returns	3.13
Excluded Assets	2.9	Revised Allocation Schedule	2.15
Excluded Liabilities	2.11	Rules	13.3
Financial Statements	3.9	Seller	Preface
GAAP	3.9	Seller 2008 Indigent Care Amount	10.6
Governmental Approvals	3.4	Seller Cost Reports	12.2
Governmental Program Transition Patients	12.3	Seller Plans	3.11
Hired Employees	6.3	Seller Settlement Due Date	12.2
Hospital	Recitals	Straddle Agency Settlements	12.2
Hospital Employees	6.3	Straddle Cost Reports	12.2
Incorrect Indigent Care Recipient	10.6	Straddle Payor Settlements	12.2
Indemnified Party	11.3	Stub Cost Reports	12.2
Indemnity Notice	11.3	Stub Payment	10.6
Indemnity Notice	11.3	Stub Period	12.2
Indemnifying Party	11.3	Subject Real Estate	10.7
Interim Financials	3.9	Sublease Agreement	2.6
Indigent Care Fund	10.6	Subsidy Report	2.4
Inventory Range	3.7	Superseded Agreements	13.14
JC	3.8	Tax Benefits	11.5
Landlord Consent	2.6	Termination Date	9.1
Leased Real Property	2.8	Third Party Claim	11.3
Leases	2.8	Threshold Amount	11.4
		Title Company	2.6
		Transition Services	12.3

ARTICLE 2

SALE AND TRANSFER OF ASSETS;

CONSIDERATION; CLOSING

2.1

Purchase Price.  Subject to the terms and conditions of this Agreement, including the adjustments provided for in Sections 2.2(a) and 2.4 below, the aggregate purchase price to be paid by Purchaser to Seller for the purchase of the Acquired Assets on the Closing Date shall be Three Million Five Hundred Forty-Seven Thousand Five Hundred Fifty-Nine Dollars and Seventy-One Cents ($3,547.559.71) (the “Purchase Price”), which amount includes (i) the Benefits Adjustment Amount, (ii) the Severance Amount, (iii) the non-refundable earnest money deposit payments of One Hundred Thousand Dollars ($100,000) each paid from Purchaser to Seller on December 21, 2007 and February 8, 2008, respectively (together, the “Non-Refundable Deposits”), (iv) the additional earnest money deposit payment of Twenty-Five Thousand Dollars ($25,000) paid from Purchaser to Seller on March 3, 2008 (the “March 3 Deposit”), and (v) the additional earnest money deposit payment of One Hundred Thousand Dollars ($100,000.00), paid from Purchaser to SunTrust Bank, a Georgia banking corporation (the “Escrow Agent”), on December 28, 2007 and paid by the Escrow Agent to Seller on March 3, 2008 (individually, the “Additional Deposit” and collectively with the Non-Refundable Deposits and the March 3 Deposit, the “Deposits”).

2.2

Closing Payment; Disbursement of Additional Deposit.

(a)

On the Closing Date, Purchaser shall pay to Seller the Closing Payment, as adjusted below.  The “Closing Payment” shall be an amount equal to Two Million Nine Hundred Twelve Thousand Two Hundred Six Dollars and Ninety Cents ($2,912,206.90), which amount represents the Purchase Price less the Deposits previously paid to Seller, adjusted on the Closing Date as follows: (i) decreased dollar for dollar for the Assumed PTO Amount; (ii) decreased dollar for dollar by Two Hundred Fifty Thousand Dollars ($250,000) (the “Repairs Amount”); and (iii) otherwise adjusted to take into account the prorations and other price adjustments called for pursuant to Section 2.14 of this Agreement. The Closing Payment shall be subject to the post-Closing subsidy adjustment as provided in Section 2.4 below.

(b)

Purchaser and Seller hereby acknowledge and agree that in the event that the transactions contemplated by this Agreement fail to close for any reason whatsoever, with or without fault attributable to either party, the Non-Refundable Deposits and, if not refunded to Purchaser in accordance with Paragraph 2 of the Letter of Intent amendment dated February 29, 2008, the Additional Deposit and the March 3 Deposit shall be Seller’s sole and exclusive remedy for the failure of the transactions contemplated by this Agreement to close except if such failure is the result of Purchaser’s breach of Section 6.6 or Section 13.8 in which case Seller shall have the right to pursue the remedies set forth in Section 6.7.

2.3

[Intentionally Omitted.]

2.4

Post-Closing Subsidy Adjustment to Purchase Price.  Within thirty (30) calendar days following July 1, 2008, Purchaser shall submit a report (the “Subsidy Report”) to Seller identifying the amount of annual subsidy for the Hospital (or its successor organization) approved by the Greene County Commission prior to July 1, 2008 (the “Annual Subsidy Amount”).  If Seller disputes the Subsidy Report, Seller shall notify Purchaser in writing (which writing shall contain Seller’s reason for such dispute) within ten (10) calendar days after Seller’s receipt of the Subsidy Report from Purchaser.  If Purchaser and Seller cannot resolve such dispute within thirty (30) calendar days after Seller notifies Purchaser in writing of such dispute, then such dispute shall be subject to the dispute resolution mechanics set forth in Section 13.3 of this Agreement.  Within ten (10) calendar days following the date that the Annual Subsidy Amount has been determined, either by failure of Seller to lodge a timely objection, by agreement of Purchaser and Seller or by the resolution of the dispute in the manner provided in this Section 2.4, Purchaser shall pay to Seller in cash or other immediately available funds an amount equal to fifty percent (50%) of the Annual Subsidy Amount up to an Annual Subsidy Amount of One Million Five Hundred Thousand Dollars ($1,500,000).  For the avoidance of doubt, under no circumstances shall Purchaser be obligated to pay Seller an amount greater than Seven Hundred and Fifty Thousand Dollars ($750,000) under this Section 2.4.

2.5

Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. Eastern Time on March 7, 2008, at the offices of Alston & Bird LLP at One Atlantic Center, 1201 West Peachtree Road in Atlanta, Georgia or such other date, time and place as the parties shall mutually agree (“Closing Date”); provided, however, that all conditions precedent and other matters required to be completed as of the Closing Date have been or will be completed on such date; provided, further, that a failure of the closing of the transactions contemplated by this Agreement to occur on or before March 7, 2008 shall not result in either party having a right to terminate this Agreement, unless a separate basis for termination then exists pursuant to Article 9 of this Agreement. The Closing with respect to the Hospital shall be deemed to have occurred and to be effective as between the parties as of 12:01 a.m. Eastern Time on the next day after the Closing Date (the “Effective Time”).

2.6

Items to be Delivered by Seller at the Closing.  At or before the Closing, Seller shall execute and deliver or cause to be delivered to Purchaser the following, duly executed by Seller where appropriate:

(a)

General Assignment, Bill of Sale and Assumption of Liabilities dated and effective as of the Closing Date and in substantially the form of Exhibit 2.6(a) attached hereto (the “Bill of Sale”);

(b)

Assignment and Assumption of Real Property Leases dated and effective as of the Closing Date and in substantially the form of Exhibit 2.6(b) attached hereto with respect to each Leased Real Property (the “Real Estate Assignments”);

(c)

Warranty Deed for the Owned Real Property in the form of Exhibit 2.6(c) attached hereto (the “Property Deed”);

(d)

such other bills of sale, motor vehicle titles, special warranty deeds, quit claim deeds, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, vest in, and purchase all of Seller’s right, title, and interests in and to the Acquired Assets, in each case, free and clear of all Liens (subject only to Permitted Exceptions);

(e)

a Sublease Agreement as to the Leased Real Property on which the Hospital is located, which shall be substantially in the form of Exhibit 2.6(e) attached hereto (the “Sublease Agreement”);

(f)

Amendment to Lease and Lessor Consent to Sublease Agreement from Health Systems Real Estate, Inc., which shall be substantially in the form attached to the Sublease Agreement (the “Landlord Consent”);

(g)

a favorable original certificate of good standing, or comparable status, of Seller, issued by the State of Georgia, dated no earlier than a date which is five (5) business days prior to the Closing Date;

(h)

a certificate of a duly authorized officer of Seller certifying to Purchaser that (i) the conditions set forth in Sections 8.1 and 8.5 have been satisfied and (ii) all of the conditions contained in Article 7 have been satisfied except those conditions, if any, waived in writing by Seller;

(i)

a certificate of the corporate Secretary of Seller certifying to Purchaser (a) the incumbency of the officers of Seller on the Agreement Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (b) the due adoption and text of the resolutions of the board of directors of Seller and of the shareholder(s) of Seller authorizing (i) the transfer of the Acquired Assets and Assumed Liabilities by Seller to Purchaser and (ii) the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Seller and stating that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

(j)

the Restrictive Covenant Agreement in substantially the form attached hereto as Exhibit 2.6(j) (the “Restrictive Covenant Agreement”);

(k)

UCC termination statements for any and all financing statements filed with respect to the Acquired Assets and duly-executed releases, in recordable form, as to any Liens (other than Permitted Exceptions)  affecting title to the Real Property;

(l)

a Limited Power of Attorney for use of DEA Registration Numbers and DEA Order Forms, in the form of Exhibit 2.6(l) attached hereto (the “Power of Attorney”);

(m)

affidavit(s) of title stating that (a) there are no parties in possession of any of the Owned Real Property or Leased Real Property other than Seller (or otherwise specifically setting forth any such other parties’ rights and the source and extent of such parties’ rights), and (b) Seller has not caused any work to be performed on any of the Real Property or Leased Real Property within ninety (90) days of the date of such affidavit(s), or if Seller has caused any such work to be performed within ninety (90) days of such date(s) that all such work has been completed and fully paid for, and such other indemnities, lien waivers and other documentation as the title insurance company designated by Purchaser (the “Title Company”) may reasonably request in order to permit the issuance of the Title Policy;

(n)

a FIRPTA affidavit in form and substance reasonably satisfactory to Purchaser and the Title Company; and

(o)

such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

2.7

Items to be Delivered by Purchaser at the Closing.  At or before the Closing, Purchaser shall execute and deliver or cause to be delivered to Seller the following, duly executed by Purchaser where appropriate:

(a)

Payment of the Closing Payment as adjusted in accordance with Section 2.2(a) of this Agreement. Such amount shall be payable by wire transfer of immediately available funds to Seller to an account designated by Seller to Purchaser in writing not less than three (3) business days prior to the Closing Date;

(b)

a favorable original certificate of good standing, or comparable status, of Purchaser issued by the state of Georgia dated no earlier than a date which is five (5) business days prior to the Closing Date;

(c)

a certificate of a duly authorized officer of Purchaser certifying to Seller that     (i) the conditions set forth in Sections 7.1 and 7.4 have been satisfied and (ii) all of the conditions contained in Article 8 have been satisfied except those conditions, if any, waived in writing by Purchaser;

(d)

a certificate of the corporate Secretary of Purchaser certifying to Seller (a) the incumbency of the officers of Purchaser on the Agreement Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (b) the due adoption and text of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Purchaser, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

(e)

the Limited Guaranty made by Saint Joseph’s Health System, Inc., a Georgia nonprofit corporation in favor of Seller, which shall be substantially in the form attached to the Sublease Agreement;

(f)

the Bill of Sale, Real Estate Assignments, Sublease Agreement, Restrictive Covenant Agreement and Power of Attorney; and

(g)

other such instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

2.8

Transfer of Assets.  At the Effective Time, Seller shall assign, transfer, convey and deliver to Purchaser, free and clear of all Liens other than Permitted Exceptions, and Purchaser shall acquire, all of Seller’s right, title and interest in and to, the following assets and properties (the “Acquired Assets”), used or usable in connection with the operation of the Hospital and only to the extent such assets are not Excluded Assets:

(a)

all of the real property that is owned by Seller with respect to the operation of the Hospital, including, without limitation, real property that is leased to third parties by the Hospital and used with respect to the operation of the Hospital, and the real property located in Greene County, Georgia that was acquired by Seller from Carol W. Hatfield on June 12, 2006 and is described in Schedule 2.8(a) (such descriptions to include legal descriptions and addresses; provided, however, that to the extent any real property survey obtained by Purchaser prior to the Closing Date with respect to the real property reflects legal descriptions that are different from those legal descriptions set forth in Schedule 2.8(a), the legal descriptions set forth in the real property survey shall replace the legal descriptions set forth on Schedule 2.8(a), together with all buildings, improvements and fixtures located thereupon and all construction-in-progress located thereupon, together with all rights of way, servitudes, uses, hereditaments, tenements belonging or appertaining thereto and any warranties of third parties assignable by Seller with respect thereto (collectively, the “Owned Real Property”);

(b)

Seller’s leasehold or subleasehold interests as tenant, subtenant, lessee, sublessee or ground lessee or sublessee, to the extent assignable or transferable, in and to all of the real property leases (including any assignment of a real property lease or sublease) as set forth in the Sublease Agreement with respect to the operation of the Hospital (the “Real Property Leases”) including, without limitation, the leases described in Schedule 2.8(b), each such Real Property Lease to be identified in such schedule by its title, the date thereof, the names of the parties thereto at execution, street address, any amendments thereto or assignments thereof, and also identifying any security deposits paid by Seller thereunder (the “Leased Real Property”) (the Owned Real Property and the Leased Real Property are collectively referred to in this Agreement as the “Real Property”);

(c)

all of the tangible personal property owned by Seller with respect to the operation of the Hospital, including all personal computers, fixed and moveable equipment, furniture, fixtures, machinery, vehicles, office furnishings, and leasehold improvements (the “Personal Property”), including, without limitation, the Personal Property described in Schedule 2.8(c);

(d)

all of Seller’s rights, to the extent assignable or transferable, to all licenses, permits, provider numbers, provider agreements, approvals, certificates of need (or exemptions or waivers therefrom), certificates of exemption, franchises, accreditations and registrations and other governmental licenses, permits or approvals issued to Seller with respect to the operation of the Hospital and the Real Property (the “Licenses”), including, without limitation, the Licenses described in Schedule 2.8(d);

(e)

all of Seller’s interest as lessee, to the extent assignable or transferable, in and to only those certain personal property leases described in Schedule 2.8(e) (the “Personal Property Leases” and collectively with the Real Property Leases, the “Leases”); provided, however, that prior to or in connection with the Closing, Seller shall pay in full all amounts accrued or otherwise owed under the Leases in connection with events or periods prior to the Effective Time;

(f)

all of Seller’s interest in and to only those contracts and agreements (including Provider Agreements) with respect to the operation of the Hospital that are described in Schedule 2.8(f) (the “Contracts”);

(g)

 all of those advance payments, prepayments, prepaid expenses, deposits (including, without limitation, all security deposits under the Real Property Leases) and the like which exist as of the Closing Date, subject to the prorations provided in Section 2.14 of this Agreement, which were made with respect to the operation of the Hospital (the “Prepaids”);

(h)

all Inventories (including all Supplies) located at the Hospital or otherwise used or usable by Seller in connection with the operation of the Hospital;

(i)

all documents, records, operating manuals, files and computer software with respect to the operation of the Hospital, including, without limitation, all patient records, medical records, employee records (for those employees who will be employed by Purchaser following the Effective Time), financial records with respect to the operation of the Hospital, equipment records, construction plans and specifications, and medical and administrative libraries;

(j)

all rights of Seller under all warranties of any manufacturer or vendor in connection with the Personal Property;

(k)

all goodwill of the Hospital and of Seller in connection with the operation of the Hospital;

(l)

the names, service marks, symbols, telephone numbers and facsimile numbers used with respect to the operation of the Hospital, including, without limitation, those names, service marks, symbols, telephone numbers and facsimile numbers set forth on Schedule 2.8(l);

(m)

the non-proprietary website content related to the Hospital which is identified on Schedule 2.8(m); and

(n)

subject to Section 2.4 of this Agreement, any and all commitments made by the Greene County Commission related to bonds issued on behalf of Greene County and any and all operational subsidies previously provided to Seller or the Hospital or to be provided after the Effective Time in connection with the operation of the Hospital.

2.9

Excluded Assets.  Notwithstanding anything to the contrary herein, Seller shall retain all assets owned directly or indirectly by Seller or any of Seller’s Affiliates which are not among the Acquired Assets, including, without limitation, the following assets of Seller (collectively, the “Excluded Assets”):

(a)

all cash, cash equivalents and cash accounts of Seller (except for the Prepaid items as provided in Section 2.8(g));

(b)

all accounts, notes, interest and other receivables of Seller, including accounts, notes or other amounts receivable from physicians, and all claims, rights, interests and proceeds related thereto, including all accounts and other receivables, disproportionate share payments and cost report settlements related thereto, arising from the rendering of services or provision of goods to inpatients and outpatients at the Hospital, billed and unbilled, recorded and unrecorded, for services and goods provided by Seller prior to the Effective Time whether payable by private pay patients, private insurance, Third Party Payors, Medicare, Medicaid, TRICARE, Blue Cross, or by any other source (the “Accounts Receivable”);

(c)

all documents, records, correspondence, work papers and other documents relating to the Accounts Receivable, Seller Cost Reports or Agency Settlements (the “Receivable Records”);

(d)

the computer software and programs, data processing system manuals and licensed software materials, all as more particularly described in Schedule 2.9(d), which are (i) proprietary to Seller and/or Seller’s Affiliates or (ii) used in connection with the operation of one or more of Seller’s or Seller’s Affiliates’ acute care Hospitals other than the Hospital (and not located at the Hospital);

(e)

all of Seller’s or any Affiliate of Seller’s proprietary manuals, marketing materials, policy and procedure manuals, standard operating procedures and marketing brochures, data and studies or analyses;

(f)

all assets maintained pursuant to or in connection with any Seller Plan, including, any asset which would revert to the employer upon the termination of any Seller Plan, including assets representing a surplus or overfunding of any Seller Plan;

(g)

the names “Pacer Health Corporation”, “Pacer” and any other names, symbols or world-wide web addresses (including, without limitation, any world-wide web address containing “pacerhealth.com“) not used exclusively at the Hospital, all abbreviations and variations thereof, and trademarks, trade names, service marks, copyrights and any applications therefor, symbols and logos related thereto, together with any promotional material, stationery, supplies or other items of inventory bearing such names or symbols or abbreviations or variations thereof;

(h)

all contracts and agreements between Seller and any Affiliate of Seller with respect to the operation of the Hospital and/or the Real Property, except for any to be specifically assigned to Purchaser pursuant to this Agreement;

(i)

all contracts and agreements between Seller or any Affiliate of Seller related to services not provided to the Hospital, including, without limitation, any such contracts or agreements related to other Seller activities in Greene County;

(j)

the portions of Inventory, Prepaids and other assets disposed of, expended or canceled, as the case may be, by Seller after the Agreement Date and prior to the Effective Time in accordance with the terms of this Agreement;

(k)

assets owned and provided by vendors of services or goods to the Hospital as of the Closing Date, which shall not be removed from the Hospital by Seller;

(l)

all claims, rights, interests and proceeds with respect to state or local tax refunds (including but not limited to property tax) attributable to periods prior to the Effective Time, and the right to pursue appeals of same;

(m)

all of Seller’s corporate record books and minute books;

(n)

any real property interests of Seller that are not Owned Real Property or Leased Real Property;

(o)

all insurance amounts paid or payable to Seller for covered loss of or property damage to any real property interests of Seller;

(p)

all claims, rights, interests and proceeds (whether received in cash or by credit to amounts otherwise due to a third party) with respect to amounts overpaid by Seller to any third party with respect to periods prior to the Effective Time (e.g. such overpaid amounts may be determined by billing audits undertaken by Seller or Seller’s consultants);

(q)

all bank accounts of Seller;

(r)

any claims for coverage under any of Seller’s insurance coverage, including under any liability, business interruption or property insurance policies;

(s)

the assets owned or leased by Seller or any of its Affiliates in connection with the ownership or operation of those medical practices and clinics located in Greene County, Georgia and set forth on Schedule 2.9(s);

(t)

the rights of Seller or any of its Affiliates under this Agreement; and

(u)

any other assets identified in Schedule 2.9(u).

2.10

Assumed Liabilities.  On the Closing Date, Seller shall assign, and Purchaser shall assume and agree to discharge on and after the Effective Time, the following liabilities and obligations of Seller and only the following liabilities and obligations (collectively, the “Assumed Liabilities”):

(a)

the Assumed Accrued Payroll;

(b)

the Assumed PTO;

(c)

the Contracts, but only to the extent of the obligations arising thereunder with respect to events or periods after the Effective Time;

(d)

the Leases, but only to the extent of the obligations arising thereunder with respect to events or periods after the Effective Time; provided, however, that, notwithstanding anything else in this Agreement to the contrary, under no circumstances shall said obligations, whether arising prior to the Effective Time or thereafter, include the obligations of Seller pursuant to that certain Lease dated September 30, 2006 by and between Seller and Health Systems Real Estate, Inc., except to the extent such obligations are expressly assumed by Purchaser pursuant to the terms and conditions of the Sublease;

(e)

subject to the prorations provided in Section 2.14 below, all unpaid real and personal property taxes, if any, that are attributable to the Acquired Assets but only to the extent of the obligations arising thereunder with respect to events or periods after the Effective Time;

(f)

subject to the prorations provided in Section 2.14 below, all utilities being furnished to the Acquired Assets;

(g)

all liabilities arising out of or relating to any act, conduct, omission, event or occurrence connected with the use, ownership, operation, sale or other disposition by Purchaser or an Affiliate of Purchaser of the Hospital or any of the Acquired Assets after the Effective Time; and

(h)

any other obligations and liabilities identified in Schedule 2.10(h).

2.11

Excluded Liabilities.  Notwithstanding anything to the contrary in Section 2.10 above, Purchaser shall not assume or become responsible for any of Seller’s, any of Seller’s Affiliates’ or the Hospital’s duties, obligations or liabilities that are not specifically assumed by Purchaser pursuant to Section 2.10 of this Agreement (the “Excluded Liabilities”) and Seller shall remain fully and solely responsible for all of Seller’s, any of Seller’s Affiliates’ or the Hospital’s debts, liabilities, contract obligations, expenses, obligations and claims of any nature whatsoever related to the Acquired Assets or the Hospital unless specifically assumed by Purchaser under this Agreement. The Excluded Liabilities shall include, without limitation:

(a)

all liabilities (including accounts payable) with respect to the operation of the Hospital prior to Effective Time, other than those specifically assumed by Purchaser pursuant to Section 2.10;

(b)

all liabilities arising out of or relating to any act, conduct, omission, event or occurrence connected with the use, ownership or operation by Seller or an Affiliate of Seller of the Hospital or any of the Acquired Assets prior to the Effective Time, other than those specifically assumed by Purchaser pursuant to Section 2.10;

(c)

all liabilities in connection with claims of professional malpractice to the extent arising out of or relating to acts, omissions, events or occurrences prior to the Effective Time;

(d)

except for the Assumed PTO which will be the responsibility of Purchaser upon Closing, all liabilities with respect to the Seller Plans, including, but not limited to, liability for its share of matching contributions for eligible beneficiaries’ 401(k) plans, Section 125 plans and other Seller Plans and all administrative costs associated with such welfare benefit plans arising prior to the Effective Time;

(e)

all liabilities relating to the Seller Cost Reports and for all unfiled cost reports;

(f)

all liabilities for violations of any law, regulation or rule to the extent arising from acts or omissions prior to the Effective Time, including, without limitation, those pertaining to the Anti-Kickback Law, the Stark Law, the False Claims Act and similar state laws;

(g)

all liabilities for violations of Environmental Laws between September 2005 and the Effective Time in connection with the ownership or operation of the Hospital;

(h)

all liabilities arising out of or relating to the past transportation or onsite or off-site disposal or Release of Hazardous Substances between September 2005 and the Effective Time in connection with the ownership or operation of the Hospital, or any onsite or off-site remediation liabilities or obligations, including, without limitation, remediation liabilities or obligations to third parties arising out of or relating to off-site environmental contamination attributable to the Hospital’s operations between September 2005 and the Effective Time;

(i)

all liabilities for termination bonuses, change of control payments, severance payments or comparable obligations owed by Seller or any of its Affiliates, except for the Severance Amount which will be the responsibility of Purchaser upon Closing;

(j)

all liabilities for salaries, wages, payroll, bonuses or other employee benefits accrued but unpaid related to employee time served prior to the Effective Time, except for the Assumed PTO which will be the responsibility of Purchaser upon Closing;

(k)

all liabilities contained in that certain Lease dated September 30, 2006 by and between Seller and Health Systems Real Estate Inc., which are not specifically and expressly assumed by Purchaser pursuant to the terms and conditions of the Sublease Agreement;

(l)

all liabilities arising out of or relating to the Leases with respect to events or periods prior to the Effective Time;

(m)

any liabilities related to, arising out of or in connection with Seller’s failure to comply with the Bulk Transfer Act or any similar Law;

(n)

any liabilities related to, arising out of or in connection with any of the Excluded Assets;

(o)

all liabilities of Seller for commissions or fees owed to any finder or broker in connection with the transactions contemplated hereunder; and

(p)

all liabilities and obligations of Seller or the Hospital in respect of periods prior to the Effective Time arising under the terms of the Medicare, Medicaid, TRICARE, Blue Cross, or other third party payor programs, and any liability arising pursuant to the Medicare, Medicaid, TRICARE, Blue Cross, or any other third party payor programs as a result of the consummation of any of the transactions contemplated under this Agreement.

2.13

Risk of Loss.  The risk of loss or damage to any of the Acquired Assets and all other property, transfer of which is contemplated by this Agreement, shall remain with Seller until the Effective Time and Seller shall maintain its insurance policies covering the Acquired Assets and all other property, transfer of which is contemplated by this Agreement, through the Effective Time.

2.14

Prorations and Utilities.

(a)

To the extent not otherwise prorated pursuant to this Agreement, all Proration Items that relate, in whole or in part, to periods prior to the Effective Time, shall be apportioned to the Effective Time, and representatives of Seller and Purchaser will examine all relevant books and records of the Hospital as of the Effective Time in order to make the determination of the apportionments. As to power and utility charges, “final readings” as of the Closing Date shall be ordered from the utilities; the cost of obtaining such “final readings,” if any, to be paid for fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. The net amount of all Proration Items will be settled and paid on the Closing Date. In the event that the amount of any of the Proration Items is not known by Seller and Purchaser at the Closing, the proration shall be made based upon the amount of the most recent cost of such Proration Item to Seller. After Closing, Purchaser and Seller each shall provide to the other written notice ten (10) business days after receipt of each third party invoice relating to any Proration Item so estimated.  Within ten (10) business days thereafter, Purchaser and Seller each shall make any payments to the other that are necessary to compensate for any difference between the proration made at the Closing and the correct proration based on the third party invoice.

(b)

In the event that either Seller or Purchaser (the “Payor”) pays a Proration Item (other than if and to the extent included in the Assumed Liabilities) for which the other Party (the “Payee”) is obligated in whole or in part under this Section 2.14, the Payor shall present to the Payee evidence of payment and a statement setting forth the Payee’s proportionate share of such Proration Item and the Payee shall promptly pay such share to the Payor.  In the event either Party (the “Recipient”) receives payments, or the benefits of payments, of a Proration Item to which the other Party (the “Beneficiary”) is entitled in whole or in part under this Agreement, the Recipient shall promptly pay such amount to the Beneficiary.

(c)

In the event there exists as of the Closing Date any pending appeals of ad valorem Tax assessments with regard to the Acquired Assets acquired by Purchaser, the continued prosecution and/or settlement of such appeals shall be subject to the direction and control of Purchaser with respect to assessments for the year within which the Closing occurs.

2.15

Allocation of Purchase Price.  The consideration paid for the Acquired Assets, including the assumption of the Assumed Liabilities and any capitalizable costs (collectively, the “Allocable Consideration”), shall be allocated as shown on an allocation schedule (the "Allocation Schedule") to be initially prepared by Seller, which Allocation Schedule must be mutually agreed to by Purchaser and Seller in order for it to become the final, binding Allocation Schedule.  If the parties determine that there is an increase or decrease in the Allocable Consideration, then the adjusted Allocable Consideration shall be allocated as shown on a revised allocation schedule (the “Revised Allocation Schedule”) to be mutually prepared by Purchaser and Seller.  The allocation set forth in such Allocation Schedule, or the Revised Allocation Schedule if there is an adjustment to the Allocable Consideration, shall comply with the rules of Section 1060 of the Code and the treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate).  Once they have mutually agreed as to the allocation set forth therein, Purchaser and Seller agree to be bound by the allocation set forth in the Allocation Schedule (or the Revised Allocation Schedule if there has been an adjustment to the Aggregate Consideration) for all purposes of Tax reporting, including the filing of IRS Form 8594 in accordance with the Allocation Schedule, and the filing of an amended IRS Form 8594 in the event a Revised Allocation Schedule is prepared.  Seller shall prepare and deliver the initial draft Allocation Schedule to the Purchaser within thirty (30) calendar days after the Closing Date.  The parties shall mutually prepare and deliver any Revised Allocation Schedule within sixty (60) calendar days after the applicable adjustment of the Aggregate Consideration occurs.

ARTICLE 3

 REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller hereby represents, warrants and covenants to Purchaser as to the following matters, except as disclosed in the disclosure schedule as of the Agreement Date, as may be amended pursuant to the terms of this Agreement (the “Disclosure Schedule”) hereby delivered by Seller to Purchaser.

3.1

Authorization.  Seller has the requisite corporate power and authority to enter into this Agreement and carry out the transactions to be performed by Seller contemplated hereby.

3.2

Binding Agreement.  All corporate and other actions required to be taken by Seller to authorize the execution, delivery and performance of this Agreement, all documents executed by Seller which are necessary to give effect to this Agreement and all transactions contemplated hereby, have been duly and properly taken or obtained by Seller. No other corporate or other action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming due and valid execution by Purchaser, this Agreement constitutes a valid and binding obligation of Seller enforceable in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect.

a.3

Organization and Good Standing; No Violation.

(a)

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.  Seller has the requisite power and authority to own, operate and lease its properties and to carry on its businesses as now conducted.  Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which its business, as now being conducted, requires it to be so qualified, except, in each case, where the failure to be so qualified would not have a Seller Material Adverse Effect.

(b)

The books and records of Seller related to the operation of the Hospital, the Acquired Assets and the Assumed Liabilities have been made available to Purchaser and contain true, complete and accurate records of the operation of the Hospital, the Acquired Assets and the Assumed Liabilities.

(c)

Neither the execution and delivery by Seller of this Agreement nor the consummation of the transactions contemplated hereby by Seller nor compliance with any of the provisions hereof by Seller will (i) violate, conflict with or result in a breach of any provision of Seller’s Articles of Incorporation or Bylaws; (ii) violate or conflict with in any material respect any Law binding upon Seller or (iii) result in a material breach or default (or an event which, with notice or lapse of time or both, would constitute a material default) under any Material Contract to which Seller is a party or by which Seller or the Acquired Assets are bound or subject.

a.3

Consents.

(a)

Except as set forth on Schedule 3.4(a), Seller is not a party to or bound by, nor are any of the Acquired Assets subject to, any Lien (other than Permitted Exceptions), Material Contract, or Provider Agreement, or any material order, judgment or decree which (a) requires the consent of another to the execution of this Agreement or (b) requires the consent of another to consummate the transactions contemplated by this Agreement.

(b)

Except as set forth on Schedule 3.4(b), the execution and delivery by Seller of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, will not require Seller to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filings with or notification to, any Governmental Entity (the “Governmental Approvals”).

3.5

Contracts and Leases.

(a)

Schedule 3.5(a) contains a complete and accurate list of all contracts, agreements, commitments, instruments and obligations (whether written or oral, contingent or otherwise) and all amendments and modifications thereto with respect to the ownership or operation of the Hospital or the Acquired Assets (the “Material Contracts”) involving:

(i)

the Real Property Leases;

(ii)

the lease, as lessee or lessor, or license (as licensee or licensor) of any personal property (tangible or intangible);

(iii)

the recruitment, employment or engagement of any employee, consultant, or agent, other than arrangements with physicians, and those arrangements that are terminable at will without severance obligation;

(iv)

the recruitment, employment or engagement of any physician or physician group;

(v)

the purchase of supplies or products from, or for the performance of services by, a third party in excess of Ten Thousand Dollars ($10,000) per year in any individual case;

(vi)

the performance of services, by Seller in excess of Ten Thousand Dollars ($10,000) per year in any individual case;

(vii)

the incurrence of indebtedness or the making of any loans, except for any advances of reasonable expenses to employees, agents or physicians in the ordinary course of business of the Hospital as currently operated by Seller, consistent with past practices;

(viii)

any license, franchise or distributorship, or copyright, or any ideas, technical assistance or other know-how of or used by Seller;

(ix)

any capital expenditures or the acquisition or construction of fixed assets requiring payment by Seller of Ten Thousand Dollars ($10,000) in the aggregate per annum;

(x)

the grant to any third party of a Lien (other than Permitted Exceptions) on all or any material part of any Acquired Assets;

(xi)

any joint venture or partnership or other contract providing for the sharing of profits;

(xii)

any arrangement that prohibits Seller or any of its Affiliates from freely engaging or competing in business anywhere in the world or restricting the use of any Intellectual Property that is an Acquired Asset (other than as disclosed pursuant to clause (vii) hereof);

(xiii)

any arrangement related to the Hospital involving any Affiliate of Seller, the subject matter of which is an Acquired Asset or affects the operation of the Hospital;

(xiv)

any agreement between Seller and any Third Party Payor; and

(xv)

any other arrangement that requires performance for a period of more than ninety (90) calendar days or that requires payments in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate in any twelve (12)-month period of time.

(b)

Seller has delivered to (or made available for inspection by) Purchaser true and complete copies of all of the written Material Contracts.  Each Material Contract is a legally valid and binding obligation of, and enforceable by, Seller in accordance with its terms and is in full force and effect.  To Seller’s Knowledge (i) each other party to a Material Contract is not in material breach or default, and no event has occurred that with notice or a lapse of time would constitute a material breach or default and (ii) such Material Contracts are valid and binding obligations of the other parties thereto enforceable in accordance with their respective terms except for any defaults that have been cured or waived or that would not be material to the operations of the Hospital.

(c)

Seller is not in material breach or default, and no event has occurred that with notice or a lapse of time would constitute a material breach or default, under the terms of any Material Contract.

a.6

Compliance with Laws; Environmental Matters.

(a)

Except as set forth in Schedule 3.6(a), Seller, with respect to the operation of the Hospital, is in material compliance with all applicable Laws, licenses, certificates, certificates of need (or exemptions or waivers therefrom) and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been delivered to or filed or commenced against Seller alleging any failure to so comply.  Notwithstanding the foregoing, no provision of this Section 3.6(a) shall be deemed a representation or warranty by Seller as to compliance with any Environmental Laws.

(b)

Except as set forth on Schedule 3.6(b), Seller’s ownership and operation of the Hospital and the Acquired Assets is and has at all times been in material compliance with all Environmental Laws.

(c)

Except as set forth on Schedule 3.6(c), to Seller’s Knowledge, (i) the Real Property contains no underground storage tanks (except the USTs), or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Substances and (ii) no portion of the Real Property has been used as a dump or landfill or a storage, recycling or disposal facility for any Hazardous Substance, other than for the storage and disposal of medical waste in connection with the ordinary-course operation of the Hospital.  To Seller’s Knowledge, there has not been a Release or threatened Release of any Hazardous Substance at, upon, in, under or from the Hospital or the Acquired Assets at any time, which Release would reasonably be expected to give rise to any liability under any Environmental Laws.

(d)

Seller has obtained all material licenses, permits, approvals and other governmental authorizations required under all applicable Environmental Laws in effect as of the date hereof (the “Environmental Permits”) for the ownership and operation of the Hospital and the Acquired Assets.  All such Environmental Permits are in effect and no action to revoke or modify any of such Environmental Permits is pending.

(e)

Except as otherwise set forth on Schedule 3.6(e), the Hospital has not been excluded from participation in any federal health care program, as such term is defined in section 1128B(f) of the Social Security Act, 42 U.S.C. § 1320a-7b(f) and Seller has no Knowledge of any facts or circumstances that would give rise of a reason to believe it would be subject to exclusion in the future.

a.6

Title; Sufficiency.

(a)

 Seller has good and marketable fee simple title to the Owned Real Property and valid leasehold title to the Leased Real Property, subject only to the Permitted Exceptions.  Seller has good and marketable title to the Personal Property, subject only to the Permitted Exceptions.

(b)

Except as set forth on Schedule 3.7(b), there are no agreements, commitments or rights of any character or kind, whether currently exercisable or exercisable in the future, obligating Seller to sell or transfer any portion of the Acquired Assets other than pursuant to this Agreement and the other agreements contemplated hereby.

(c)

The Inventory is maintained in such quantities as is consistent with the Hospital’s historical practices as of the date of the Interim Financial Statements.  Seller has historically operated the Hospital with Inventory quantities generally valued between One Hundred Twenty-Five Thousand Dollars ($125,000) and One Hundred Fifty Thousand Dollars ($150,000) (the “Inventory Range”).  All of the Inventory on hand as of the Closing Date consists of items actually on hand of a quality and quantity useable in the ordinary course of business of the Hospital as currently operated by Seller, consistent with past practices and is of an aggregate value within the Inventory Range.

(d)

All motor vehicles used in connection with the Hospital, identified as owned or leased, are listed on Schedule 3.7(d).  All such motor vehicles are properly licensed and registered in the name of Seller in accordance with applicable Law.

(e)

The Acquired Assets and the Excluded Assets comprise all of the property and assets used in the conduct of Seller’s business and operation of the Hospital as it has been historically operated by Seller.

a.6

Certain Representations with respect to the Hospital.

(a)

A complete and accurate list of all licenses, permits, registrations, certifications, approvals, certificates of need and other governmental approvals that are required under federal, state and local laws and regulations for the operation, or otherwise necessary to permit the conduct of business of, the Hospital is set forth on Schedule 3.8(a) (the “Operating Licenses”).  Except as set forth on Schedule 3.8(a), all of the Operating Licenses are valid and in good standing and all applications or notices required to have been filed for the renewal or extensions of such Operating Licenses have been duly filed on a timely basis as of the Agreement Date with the appropriate Governmental Entity and Seller has no information or reason to believe that such renewals or extensions will be denied, withheld or delayed.  Seller has provided Purchaser with all written correspondence received from or sent to any Governmental Entity since, or related to corrected or uncorrected material deficiencies, the most recent state or federal licensure, inspections or surveys related to the Hospital during Seller’s period of ownership and management.

(b)

The Hospital is duly accredited without restriction by the Joint Commission (“JC”) for the period set forth in Schedule 3.8(b).   Seller has provided Purchaser with all written correspondence received from or sent to JC during its period of ownership and management; such correspondence is described on Schedule 3.8(b).

(c)

The Hospital is certified for participation without restriction in the Medicare, Medicaid and TRICARE programs, and has current and valid provider agreements with each of such programs, a list of which is set forth on Schedule 3.8(c).  Except as set forth in Schedule 3.8(c), Seller has not received notices from the regulatory authorities which enforce the statutory or regulatory provisions in respect of any of the Medicare, Medicaid or TRICARE programs of any pending or threatened investigations with respect to the operation of the Hospital.

(d)

Notices of Program Reimbursement have been issued by the applicable fiscal intermediary with respect to the cost reports of the Hospital for Medicare, Medicaid (if required) and Blue Cross (if required) through the periods set forth in Schedule 3.8(d) (the “Audit Periods”).  Each of such reports (and all other material reports that are required by Laws or by contract to have been filed or made with respect to the purchase of services of the Hospital by any Third Party Payors) was properly and timely filed.  All such cost reports (and all other reports) have been prepared in substantial compliance with all applicable rules, regulations, Laws and contractual obligations.  Such reports do not contain any claim and the Hospital has not received any payment or reimbursement in excess of the amount provided by applicable rules, regulations, Laws or contracts, except where excess reimbursement was noted on the cost report.  Schedule 3.8(d) indicates which of such cost reports have not been audited and finally settled and a brief description of any and all written notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved claims or disputes of which Seller is aware in respect of such cost reports.  Seller has not received notice of any dispute between the Hospital and the applicable Governmental Entity or private entity, or their intermediaries or representatives, regarding such cost reports for periods subsequent to the periods specified in Schedule 3.8(d) and, to Seller’s Knowledge, there are no pending or threatened claims by any of such programs against the Hospital with respect to the Audit Periods or any period thereafter.

(e)

Schedule 3.8(e) includes a full, complete and accurate set of all Third Party Payor and managed care plans and arrangements in which the Hospital participates.  Except as set forth on Schedule 3.8(e), to Seller’s Knowledge the Hospital is a qualified provider of services without restriction with all such Third Party Payors and managed care plans and no payor, operator or plan sponsor has notified Seller of its intent to terminate or not renew any such plan or arrangement.

(f)

Except as set forth on Schedule 3.8(f), the Hospital has not received any loans, grants or loan guarantees pursuant to the Hill-Burton Act (42 U.S.C. § 291a, et seq.), the Health Professions Educational Assistance Act, the Nurse Training Act, the National Health Pharmacy and Resources Development Act, or the Community Mental Health Centers Act, as amended, or any other federal, state or local statute or regulation or government program whatsoever and the transactions contemplated hereby will not result in any obligation on the part of Seller or Purchaser to repay any such loans, grants or loan guarantees or provide uncompensated care in consideration thereof.

(g)

To Seller’s Knowledge, Seller has not submitted claims or claimed reimbursements from the Medicare, Medicaid (including any advances or pre-payments from the State of Georgia Medicaid program), TRICARE, or any other federal or state governmental health benefit program through a claim or a cost report in connection with the operation of the business of the Hospital in excess of amounts permitted by applicable Law. Except as set forth on Schedule 3.8(g), to Seller’s Knowledge during the time period Seller has owned or managed the Hospital, there are no: (i) pending investigations, audits, appeals, claim reviews or other actions pending or threatened which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Third Party Payor, Medicare, Medicaid or TRICARE provider number, participation agreement or authorization, or result in Hospital’s exclusion from any Third Party Payor, Medicare, Medicaid, TRICARE or other federal or state governmental health benefit programs; (ii) validation review, program integrity review or reimbursement audits pending or threatened; (iii) voluntary disclosure by Seller or the Hospital to the Office of the Inspector General of the United States Department of Health and Human Services, a Medicare fiscal intermediary or any Third Party Payor of a potential overpayment matter; (iv) notices of intent to reopen, open or recalculate any claims filed or cost reports in connection with the operation of the Hospital with respect to the Medicare, Medicaid, TRICARE, or other federal or state governmental health benefit programs; or (v) health care survey report related to licensure or certification which includes any statement of deficiencies pertaining to the Hospital which will not be corrected prior to the Closing Date.

(h)

The Hospital has been and is in compliance with: (i) all federal and state anti-referral and anti-fraud and abuse/kickback laws, including but not limited to the Stark Law (42 U.S.C. § 1395nn et seq.), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Anti-Kickback Law (specifically, 42 U.S.C. §§ 1320a-7 and 1320a-7a) and the regulations promulgated pursuant to such statutes; (ii) applicable provisions of the Medicare program (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (iii) applicable provisions of the Medicaid program (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (iv) applicable provisions of the TRICARE program (10 U.S.C. § 1071 et seq.) and the regulations promulgated thereunder; (v) quality, safety and accreditation standards and requirements of all applicable federal and state health regulatory bodies; (vi) applicable health licensure laws and regulations; and (vii) any and all other applicable health care laws, regulations, manual provisions, program integrity manuals, policies, procedures and administrative guidance, each of (i) through (vii) as may be amended from time-to-time.

(i)

Neither Seller, nor any partner, member, director, officer or employee of Seller or the Hospital, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly (i) offered, paid or received any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, medical staff members, contractors or third party payors of Seller or the Hospital in order to obtain business or payments from such persons other than in the ordinary course of business; (ii) given or agreed to give, received or agreed to receive, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other person; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state or local governmental entity having jurisdiction over such payment, contribution or gift;    (iv) established or maintained any material unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

(j)

Neither Seller nor the Hospital, nor any partner, member, director, officer or employee of Seller or the Hospital or any of their Affiliates, is a party to any contract, lease agreement or other arrangement (including but not limited to any joint venture or consulting agreement) related to Seller or the Hospital with any physician, health care facility, hospital, nursing facility, assisted living facility or other person who is in a position to make or influence referrals to or otherwise generate business for Seller or the Hospital, to provide services, lease space, lease equipment or engage in any other venture or activity that is prohibited by Law.

a.6

Financial Statements; Absence of Undisclosed Liabilities.

(a)

The following have been or will be prepared from the books and records of Seller (a) the audited consolidated balance sheets and income statements of Seller as of December 31, 2005 and December 31, 2006 and the unaudited balance sheets and income statements specific to the Hospital as of December 31, 2005 and December 31, 2006 (the “Annual Financials”), and (b) the unaudited consolidated balance sheet and income statement of Seller and the unaudited balance sheet and income statement specific to the Hospital as of December 31, 2007 (the (“Interim Financials”) (the Annual Financials and the Interim Financials are referred to herein as the “Financial Statements”).  The Annual Financials and the Interim Financials are attached as Schedule 3.9(a) and 3.9(b). The Financial Statements fairly present, in all material respects, the financial position and results of operations, as applicable, of Seller as of and for the periods then ended.  The Annual Financials have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during such periods.  The Interim Financials have been prepared in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with GAAP) on a basis that is consistent with the preparation of the Annual Financials, subject to the absence of footnote disclosures and normal year-end adjustments (which will not be material, individually or in the aggregate).

(a)

Except as set forth on Schedule 3.9(c) and except as and to the extent accrued or reserved for and disclosed in the Financial Statements, Seller has no liabilities, other than those incurred in the ordinary course of business since the date of the Interim Financials, and not exceeding Ten Thousand Dollars ($10,000) (excluding liabilities for breach of contract, tort or infringement).  Seller is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

a.6

Legal or Administrative Proceedings.  Except as set forth on Schedule 3.10, there are no claims, proceedings or investigations pending or, to Seller’s Knowledge, threatened, (i) that relate to or affect Seller with respect to the operation of the Hospital or ownership of any of the Acquired Assets before any court or Governmental Entity or (ii) that would reasonably be expected to materially impair the ability of a Seller to perform its obligations under this Agreement and the other agreements contemplated hereby or thereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Seller having any such effect. Seller, with respect to the operation of the Hospital, is not subject to any judgment, order or decree specifically (as distinct from generically) applicable to it or the Acquired Assets.

a.7

Employee Benefits.

(a)

Schedule 3.11(a) contains a list of (i) each pension, profit sharing, bonus, deferred compensation, or other retirement plan or arrangement of Seller with respect to the operation of the Hospital, whether oral or written, which constitutes an “employee pension benefit plan” as defined in Section 3(2) of ERISA; (ii) each medical, health, disability, insurance or other plan or arrangement of Seller with respect to the operation of the Hospital, whether oral or written, which constitutes an “employee welfare benefit plan” as defined in Section 3(1) of ERISA and (iii) each other material employee benefit or perquisite provided by Seller with respect to the operation of the Hospital, in which any employee of Seller participates in his capacity as such (collectively, the “Seller Plans”).

(b)

Neither the Hospital nor any of the Acquired Assets are subject to any Lien with respect to any action or omission of Seller or any Affiliate of Seller, or by virtue of any violation of ERISA, with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) or under the Code.

(c)

There are no “accumulated funding deficiencies” within the meaning of ERISA or the Code or any federal excise tax or other liability on account of any deficient fundings in respect of the Seller Plans. Other than claims for benefits, there are not pending or, to Seller’s Knowledge, threatened any claims relating to the Seller Plans by any employee of Seller with respect to the operation of the Hospital, alleging a breach or breaches of fiduciary duties or violations of other applicable state or federal law which could result in liability on the part of Seller or any of the Seller Plans under ERISA or any other law. None of the Seller Plans discriminates in operation in favor of employees who are officers or who are highly compensated, except as permitted under the Code and ERISA.

(d)

Each Seller Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred since the date of such determination letter that would be reasonably likely to cause such determination letter to become unreliable.

(e)

Seller has not incurred any liability on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any “employee benefit plan” (as such term defined in Section 3(3) of ERISA) which is subject to Title IV of ERISA which is a “multi-employer plan” (as such term is defined in Section 3(37) of ERISA), and no such liability has been asserted, in each case that could become a liability of Purchaser.

(f)

Other than the Seller Plans, Seller does not have any liability (contingent or otherwise) for any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) which is subject to Section 302 or Title IV of ERISA or Section 412 of the Code that could become a liability of Purchaser.

a.6

Personnel.

(a)

Schedule 3.12(a) sets forth a complete list (as of the date set forth therein) of names, positions and current annual salaries or wage rates, bonus and other compensation and/or benefit arrangements (including paid time off pay), and period of service credited for vesting as of the date thereof of all full-time and part-time employees of Seller with respect to the operation of the Hospital and indicating whether such employee is a part-time or full-time employee.

(b)

Except as set forth on Schedule 3.12(b), (i) Seller has no written employment contracts and, to Seller’s Knowledge, no oral agreement of any nature that provides for employment for any particular period of time or that provides any restrictions upon Seller’s right to terminate employment or imposes any obligation on Seller to make any post-termination payment with any of the Hospital’s Employees and (ii) no binding written agreements have been made or entered into between Seller and any of the Hospital’s Employees regarding changes in compensation, promotion or any other change in status.

(c)

Except as set forth on Schedule 3.12(c), there are no labor union or collective bargaining agreements in effect with respect to the employees of Seller with respect to the operation of the Hospital. There is no unfair labor practice complaint against Seller pending, or to Seller’s Knowledge threatened, before the National Labor Relations Board with respect to the operation of the Hospital. There is no labor strike, arbitration, dispute, slowdown or stoppage, and no union organizing campaign, pending, or to Seller’s Knowledge threatened by or involving the employees of Seller with respect to the operation of the Hospital.

(d)

To Seller’s Knowledge, no employee, member of the medical or allied health professional staff or independent contractor of Seller or the Hospital has been excluded from participating in any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) and neither Seller nor Hospital or any of their Affiliates’ officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b), has been excluded from Medicare or any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. § 1320a-7b.

(e)

All personnel and medical staff required by a Governmental Entity to be licensed to perform their duties are currently licensed without restriction and are in good standing.  The names and license numbers of all such personnel and medical staff are listed on Schedule 3.12(e).

a.7

Taxes.

(a)

All material Tax returns of Seller, including, but not limited to, income tax returns, sales tax returns, employee payroll tax returns, employee unemployment tax returns, franchise tax returns, unclaimed property returns, and any declaration, report or information return or statement relating to Taxes of Seller (collectively, the “Returns”) have been filed or will be filed if so required within the time (including any valid extensions thereof) and in the manner provided by Law, and all Returns are or will be true and correct and accurately reflect the Tax liabilities of Seller in all material respects, and all amounts shown due on such Returns have been or will be paid on a timely basis.

(b)

Except as covered by or included in a Permitted Exception, all federal, state, county and local income, franchise, payroll, withholding, property, sales, use and all other taxes, penalties, interest, and any other statutory additions which have become or are due with respect to the Acquired Assets and any assessments received by Seller, have been or by the Closing Date or in connection with the Closing will be paid regarding any period ended on or prior to the Closing.

(c)

There are no Tax Liens on any of the Acquired Assets other than Permitted Exceptions.

(d)

Seller has complied in all material respects with all applicable Laws relating to payroll taxes and other withholding provisions and all of such amounts have been duly and validly remitted to the proper taxing authority.

(e)

None of the Acquired Assets include interests in a joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes that would be material to the operation of the Hospital.

a.6

Intellectual Property.  Schedule 3.14 sets forth the Intellectual Property rights owned or used by Seller in connection with the business of the Hospital or the Acquired Assets.  With respect to such Intellectual Property rights, Seller has the right to use and exploit the Intellectual Property rights as currently used or exploited in the operations of the Hospital, and: (a) to Seller’s Knowledge, no claim of invalidity or conflicting ownership rights with respect to any Intellectual Property has been made by a third party and the Intellectual Property is not the subject of any pending or threatened action, suit, claim, investigation, arbitration or other proceeding; (b) no third party has given notice to Seller that Seller or any of its Intellectual Property or licenses to use Intellectual Property are infringing or misappropriating or has infringed or misappropriated the Intellectual Property right of such third party in connection with the operation of the Hospital; (c) to Seller’s Knowledge, no third party is interfering with, infringing upon, misappropriating or otherwise coming into conflict with the rights of a Seller to use or exploit any Intellectual Property; and (d) the execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby will not impair in any material respect the right of Seller to exploit its Intellectual Property rights with respect to the business of the Hospital.

a.7

Insurance.  Schedule 3.15 includes a list (including type carrier, limits and deductibles) of all insurance policies maintained by or for the benefit of the Hospital, including fire and extended coverage and casualty, professional liability, general liability and other forms of insurance.  Schedule 3.15 also includes a list of any pending insurance claims relating to Seller or the Hospital.  There is no default or breach with respect to any provision contained in any such insurance policies and all notices and presentations of any claims thereunder have been done in due and timely fashion.  Such insurance is adequate to cover all business risks normally insured against by owners and operators of health care facilities and all liability coverage is on an occurrence basis, and enforceable with no premium arrearages.  At no time has Seller or its Affiliates with respect to the Hospital been denied or reduced or requested a reduction in the scope amount of any insurance with respect to the Hospital.  No insurance carrier has canceled or reduced, or given notice of its intention to cancel or reduce, any insurance coverage with respect to the Hospital and there exists no grounds to cancel or avoid any such policies or the coverage provided thereby.

a.8

Solvency.  Seller is not insolvent and Seller will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement.  For purposes hereof, the term “solvency” means that: (a) the fair salable value of Seller’s assets is in excess of the total amount of its respective liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) Seller is able to pay its debts or obligations in the ordinary course as they mature; and (c) Seller has capital sufficient to carry on its businesses.

a.9

Absence of Certain Changes. Except as set forth on Schedule 3.17, between the date of the Interim Financial Statements and the date of this Agreement, the business of the Hospital has been conducted only in the ordinary course of business consistent with past practices and Seller has not:

(a)

entered into, amended or terminated any commitment, contract or agreement or engaged in any transaction with respect to the Acquired Assets;

(b)

changed any of its business policies relating to physician credentialing, patient admissions, pricing, billing and collections, claims administration, processing and payment, or purchasing, except changes that were in the ordinary course of business or required by applicable Laws;

(c)

sold, assigned, transferred, or disposed of any items of property, plant or equipment having an aggregate net book value in excess of Ten Thousand Dollars ($10,000) included in the Acquired Assets held by Seller, except Inventory disposed of or consumed in the ordinary course of business;

(d)

increased the compensation (including bonuses, contingent severance payments, retirement, profit sharing, benefit or similar payments) payable or to become payable to any of the Hired Employees, other than (i) increases in the ordinary course of its business consistent with past practice,    (ii) increases specifically required in writing pursuant to the terms of those certain written employment agreements set forth on Schedule 2.8(f), (iii) increases to reflect normal cost of living adjustments, but not in excess of 105% of the aggregate compensation levels of the Hospital’s employees as of the date of the Interim Financial Statements or (iv) as is reflected on Schedule 3.17(d);

(e)

suffered any strikes, work stoppages or other labor disputes affecting the Hospital;

(f)

entered into any settlement or initiation of any litigation, action or proceeding before any court or Governmental Entity;

(g)

suffered any casualty loss or damage in excess of Ten Thousand Dollars ($10,000) in the aggregate (whether or not insured against);

(h)

disposed of any Intellectual Property necessary for the operation of the Hospital;

(i)

except as disclosed on Schedule 3.17(i), made any change in any material accounting principle, procedure or practice followed by it;

(j)

made capital expenditures, in excess of Ten Thousand Dollars ($10,000) individually or Twenty-Five Thousand Dollars ($25,000) in the aggregate;

(k)

been notified that it is in breach or in default of any Material Contract;

(l)

suffered the termination, suspension or revocation of any license or permit necessary for the operation of the business of the Hospital;

(m)

suffered any change, or made any request or application for a change in, the provider numbers of the Hospital, or any creation, modification or termination of any agreement with any Third Party Payor, Medicare, Medicaid, TRICARE or other federal or state governmental health benefit programs with respect to the Hospital;

(n)

made any agreement or commitment to do any of the foregoing.

a.6

Real Property.

(a)

Schedule 3.18(a) contains a complete and correct list of the Real Property.  There are no outstanding options or rights of first refusal to purchase or lease the Real Property, or any portion thereof or interest therein.

(b)

During the past year, Seller has received no notice of any condemnation, eminent domain, expropriation or other similar proceedings pending or, to the Seller’s Knowledge, threatened affecting any portion of the Real Property.  Seller has not received, nor to the Seller’s Knowledge does there exist, any outstanding or threatened writ, injunction, decree, order or judgment relating to the ownership, lease, use, occupancy or operation of any Real Property.

(c)

The current use and occupancy of the Real Property and the operation of the Hospital as currently conducted thereon does not violate in any material respect any covenant, condition, restriction, or easement in any instrument of record or order of any Governmental Entity having jurisdiction over such property or of any third party entitled to enforce the same affecting the Real Property or the use or occupancy thereof.

(d)

Seller has not received any notice of violation or claimed violation of any applicable building codes, zoning, subdivision and other land use and similar applicable Laws affecting the Real Property (collectively, the “Real Property Laws”).

a.6

Medical Staff of the Hospital. Seller has made available to Purchaser the following with respect to the medical staff of the Hospital the Bylaws and Rules and Regulations of the medical staff of such Hospital (the “Medical Staff Bylaws”), together with all amendments thereto. There are no pending or, to Seller’s Knowledge, threatened proceedings in writing seeking to remove or limit the privileges of any member of the medical staff of the Hospital, nor any pending legal challenges of physicians or allied health professionals contesting any denial, suspension, revocation, or limitation of medical staff privileges.

a.7

Brokers and Finders.  Neither Seller nor any Affiliate of Seller, nor any officer or director thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder and no broker, finder, investment banker, financial advisor or other person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

a.8

Exclusivity of Representations. The representations and warranties made by Seller in this Article 3 are the sole and exclusive representations and warranties being made by Seller in connection with the transactions contemplated by this Agreement.  Seller hereby disclaims any other express or implied representation or warranty.  Seller is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements with respect to Seller or the Hospital.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser hereby represents, warrants and covenants to Seller as to the following matters:

a.1

Authorization.  Purchaser has requisite corporate power and authority to enter into this Agreement and to carry out the transactions to be performed by the Purchaser contemplated hereby.

a.2

Binding Agreement.  All actions required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement, all documents executed by Purchaser which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly taken, executed or obtained by Purchaser; provided, however, that as of the Agreement Date, Purchaser does not have a license, any of the necessary state or federal certificates, approvals or agreements or any provider numbers or provider agreements necessary to own and operate the Hospital or participate in any state or federal healthcare programs.  Except as otherwise provided above, no other corporate or other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due and valid execution by Seller, this Agreement constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect.

a.3

Organization and Good Standing.  Purchaser is a non-profit corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted.

a.4

No Violation.  Neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof by Purchaser will (i) violate, conflict with or result in a breach of any provision of the Articles of Incorporation, Bylaws or other organizational documents of Purchaser or (ii) violate or conflict with in any material respect any Law binding upon Purchaser.

a.5

No Consent.  Except as set forth on Schedule 4.5, Purchaser is not required to obtain any consent of any Governmental Entity or any other third party, or to make any filing with or give any notice to any Governmental Entity or any other third party, in order for Purchaser to consummate the transactions contemplated by this Agreement.

a.6

Litigation.  There is no litigation at law or in equity or any claim, dispute, action, suit, complaint, arbitration or proceeding before any court, commission, agency or other Governmental Entity or tribunal pending or, to the knowledge of Purchaser, threatened against it that could reasonably be expected to prevent, limit, impair, delay or otherwise interfere with the right or ability of Purchaser to consummate the transactions contemplated by this Agreement.

a.7

Brokers and Finders.  Neither Purchaser nor any Affiliate thereof, nor any officer or director thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder and no broker, finder, investment banker, financial advisor or other person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

a.8

Exclusivity of Representations. The representations and warranties made by the Purchaser in this Article 4 are the sole and exclusive representations and warranties being made by the Purchaser in connection with the transactions contemplated by this Agreement.  The Purchaser hereby disclaims any other express or implied representation or warranty.

ARTICLE 5
COVENANTS OF SELLER

5.1

Access and Information; Inspections. From the Agreement Date through the Effective Time, Seller shall afford to the officers and agents of Purchaser (which shall include accountants, attorneys, bankers and other consultants and agents of Purchaser), upon no less than one (1) business day’s advance notice and on normal business days and during normal business hours, such access to, and the right to inspect, the plants, properties, books, accounts, records and all other relevant documents and information with respect to the assets, liabilities and business of the Hospital as shall be reasonably necessary to enable the Purchaser to (a) to investigate the business affairs or environmental compliance or liability status for purposes of the transactions contemplated hereby and (b) to make orderly arrangements for the consummation of the transactions contemplated hereby. From the Agreement Date through the Effective Time, Seller shall furnish Purchaser with such additional financial and operating data and other information in Seller’s possession as to businesses and properties of the Hospital as Purchaser or its representatives may from time to time reasonably request, without regard to where such information may be located. Purchaser’s right of access and inspection shall be exercised in such a manner as not to interfere with the operations of the Hospital. In connection with its right of access and inspection, Purchaser may consult with members of management and other personnel of Seller upon the prior reasonable approval of Seller; provided, however, that Purchaser shall not consult with or contact in any manner any physicians on the medical staff at the Hospital without Seller’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall notify Seller at least one (1) business day in advance of any consultations or meetings with physicians on the medical staff and Seller shall have the right to have a representative present in any such meeting or consultation. Seller shall, and shall cause its respective representatives to, cooperate in a commercially reasonable manner with Purchaser in its conduct of any investigation contemplated herein. Purchaser may, at its sole cost and expense, undertake environmental, mechanical and structural surveys of the Hospital in accordance with the terms of the first sentence of this Section 5.1. Notwithstanding the foregoing, (i) the timing, location and participants with respect to all access and inspection activities contemplated by this Section 5.1 shall be subject to the prior approval of Seller, such approval not to be unreasonably withheld, and (ii) Seller shall not be obligated to provide Purchaser with any information that it reasonably deems to be attorney-client privileged information.

5.2

Conduct of Business. On and after the Agreement Date and prior to the Effective Time, and except as otherwise consented to or approved by an authorized officer of Purchaser or required by this Agreement, Seller shall, with respect to the operation of the Hospital:

(a)

carry on its businesses with respect to the operation of the Hospital in substantially the same manner as presently conducted and not make any material change in personnel (it being understood that an employee’s voluntary termination or Seller’s termination of an employee for cause shall not be deemed to be a “material” change), operations, finance, accounting policies (unless Seller is required to adopt such changes under GAAP, applicable Law or any of Seller’s Affiliates adopt such changes on a company-wide basis), or the Acquired Assets or the Assumed Liabilities;

(b)

maintain the Hospital and all parts thereof and all Acquired Assets in operating condition in a manner consistent with industry practices, ordinary wear and tear excepted;

(c)

use commercially reasonable efforts and in a manner consistent with industry practices to operate the Hospital in material compliance with all JC and State of Georgia  hospital accreditation and licensing standards;

(d)

use commercially reasonable efforts to maintain its relationship with its present executive officers, employed physicians, other physicians with medical staff privileges, nursing staff, Third Party Payors, governmental payors (including, without limitation, Medicare, Medicaid and TRICARE) and suppliers;

(e)

keep in full force and effect present Insurance policies; and

(f)

perform all of its material obligations under agreements relating to or affecting the Hospital, its respective operations or the Acquired Assets.

5.3

Negative Covenants.  On and after the Agreement Date and prior to the Effective Time, and except as otherwise consented to or approved in writing by an authorized officer of Purchaser or required by this Agreement, Seller shall not engage in any practice, take any action or enter into any transaction that would be required to be disclosed pursuant to Section 3.17 if such practice, action or transaction had been taken prior to the date of this Agreement.

5.4

Cooperation. Seller shall cooperate with Purchaser and use its commercially reasonable efforts to (a) obtain all consents, approvals, authorizations, clearances, licenses, provider numbers and provider agreements required to carry out the transactions contemplated by this Agreement (including, without limitation, under all Contracts, and those of Governmental Entities and regulatory authorities) or which Purchaser reasonably deems necessary or appropriate, and (b) prepare any document or other material which may be required by or give any notice to or make any filings with any Governmental Entity as a predicate to or result of the transactions contemplated in this Agreement.  Seller shall prepare and deliver (or cause to be prepared and delivered) to Purchaser all information required to be provided in any notice, filing, application, or similar request or submission in sufficient time to enable the timely and proper filing of such notice, filing form, application or similar submission.  Notwithstanding any provision to the contrary contained in this Agreement, except for those consents identified on Schedule 5.4, Seller shall not be obligated to obtain the approval or consent from any party to any of the Contracts or Leases to the assignment of such Contracts or Leases to Purchaser, even if any such Contract or Lease states that it is not assignable without such party’s consent.  If requested by Purchaser, Seller shall also cooperate with Purchaser in obtaining all discretionary permits and zoning classification, variance and/or site plan approvals under the applicable zoning ordinances which will permit the development or and construction upon the Owned Real Property of an acute care hospital or other health care facility.  Nothing herein shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys’ fees, filing or application fees or other normal costs of doing business) or the giving of any other consideration in connection with obtaining any of the consents by Seller.

5.5

Additional Financial Information. Within twenty (20) calendar days following the end of each calendar month prior to Closing, Seller shall deliver to Purchaser complete copies of the unaudited balance sheet and related unaudited statements of income relating to the Hospital, together with corresponding year-to-date amounts, which presentation shall be consistent with the provisions of Section 3.9 which are applicable to the Financial Statements.

a.6

No-Shop.  From and after the Agreement Date until the earlier of the Closing Date or the termination of this Agreement, neither Seller nor any of Seller’s Affiliates, directors, officers, agents or representatives shall, without the prior written consent of Purchaser: (i) sell, lease or offer for sale or lease the assets of the Hospital or the Acquired Assets except for the sale of Inventory in the ordinary course of business; (ii) solicit offers to buy any of the Hospital or the Acquired Assets; (iii) hold discussions with any party (other than Purchaser) looking toward such an offer or solicitation or (iv) enter into any agreement with any party (other than Purchaser) with respect to the sale or other disposition of any of the Hospital or the Acquired Assets.

5.7

Seller’s Efforts to Close.  Seller shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Articles 7 and 8 to its or Purchaser’s obligations under this Agreement to the extent that Seller’s action or inaction can control or influence the satisfaction of such conditions.

5.8

Termination of Hospital Employees.  Upon the Effective Time, the Hospital’s Employees shall cease to be employees of Seller and shall be removed from Seller’s payroll. Seller shall terminate effective as of the Effective Time the active participation of all of the Hospital Employees in all of the Seller Plans.  After the Effective Time, Seller shall timely make or cause to be made by Seller appropriate distributions to, or for the benefit of, all of the Hospital Employees in respect of the Seller Plans which are in force and effect with respect to the Hospital Employees at the Hospital immediately prior to the Effective Time in accordance with ERISA, the Code and the terms and conditions of the Seller Plans; provided, however, no such distribution shall be required to the extent it is among the Assumed Liabilities.

5.9

Termination Cost Reports. Seller shall timely and properly file all Medicare, Medicaid, TRICARE and fiscal intermediary cost reports, other termination cost reports and any additional information requested by Medicare, Medicaid, TRICARE or the fiscal intermediary required to be filed as a result of the consummation of (a) the transfer of the Acquired Assets to Purchaser and (b) the transactions contemplated by this Agreement. All such termination cost reports shall be properly and timely filed by Seller in a manner that is consistent with current laws, rules and regulations.

5.10

Found Assets. As soon as practicable after the Closing Date, Seller shall deliver to Purchaser any Acquired Assets found by Seller that were to be delivered to Purchaser at Closing pursuant to Section 2.8, without imposing any charge on Purchaser for Seller’s storage, holding or delivering of same on and after the Effective Time.

5.11

Publicity.  Prior to the Closing Date, Seller shall not make any public announcement regarding the transactions contemplated by this Agreement without the prior written consent of Purchaser, except as Seller determines is required by applicable Law.  If Seller determines it is required by applicable Law to make a public announcement, including, without limitation, with respect to any filing with the Securities and Exchange Commission that Seller or any of its Affiliates may be required to make as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, Seller shall give Purchaser as much prior notice as is reasonably practicable and shall consult with Purchaser about the text of such announcement or filing but shall not be required to obtain the consent of Purchaser with regard to such announcement or filing.

5.12

Restrictive Covenant Agreement.  In connection with the Closing of the transactions contemplated by this Agreement, Seller shall enter into a Restrictive Covenant Agreement in substantially the form attached hereto as Exhibit 2.6(j).

5.13

Discharge of Liens.  Seller shall on the Closing Date, take such actions as are necessary to discharge all Liens (other than Permitted Exceptions) affecting the Acquired Assets.

5.14

Discharge of Business Obligations.  From and after the Effective Time, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all liabilities incurred prior to the Effective Time in respect of the Hospital or the Acquired Assets, except for the Assumed Liabilities and liabilities being contested by Seller.

5.15

Notice of Potential Insurance Claims.  As soon as reasonably practicable but in no event more than thirty (30) calendar days after the Closing Date, Seller shall provide written notice to Seller’s insurance carrier with regard to any and all claims (or acts, omissions, events or occurrences that Seller reasonably believes may result in a potential future claim) of professional malpractice or potential professional malpractice related to acts, omissions, events or occurrences in connection with the operations of the Hospital prior to the Effective Time (including, without limitation, any claims or potential future claims involving any emergency room physician or other physician who performed services at the Hospital prior to the Effective Time) of which Seller has Knowledge prior to the Closing Date or within the thirty (30)-calendar day period after the Closing Date.  Seller’s written notice shall explain in reasonable detail the facts and circumstances surrounding any claim or potential future claim with sufficient specificity as is necessary for Seller to preserve all of Seller’s rights to recover insurance proceeds with regard to such claims or potential future claims under Seller’s insurance policies.  Seller shall promptly provide Purchaser with a copy of each such written notice and any written correspondence Seller receives back from its insurance carrier regarding such matters.  Seller further covenants and agrees that it will obtain a complete and accurate loss run report for the period between the insurance policy retro date and the Closing Date of all claims related to the operations of the Hospital from its insurance carrier and deliver a copy of such loss run report to Purchaser as soon as reasonably practicable but in no event more than five (5) business days after the Closing Date.

5.16

Assumed Accrued Payroll.  Seller hereby covenants and agrees to pay all payroll obligations owed to the Hired Employees (including, but not limited to, payroll taxes) for the payroll period beginning on or after 12:01 am on Sunday, March 2, 2008 and ending on or around the Effective Time.  Upon making all payroll payments contemplated by the preceding sentence, Seller shall provide Purchaser with all necessary support documentation with regard to the amount of the Assumed Accrued Payroll and within three (3) business days of receipt of such documentation, Purchaser hereby agrees that it will reimburse Seller the amount of the Assumed Accrued Payroll via wire transfer of immediately available funds to an account designated by Seller.

ARTICLE 6
COVENANTS OF PURCHASER

6.1

Purchaser’s Efforts to Close. Purchaser shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Articles 7 and 8 to its or Seller’s obligations under this Agreement to the extent that Purchaser’s action or inaction can control or influence the satisfaction of such conditions.

6.2

Required Governmental Approvals. Purchaser (a) shall use its reasonable commercial efforts to secure, as promptly as practicable before the Closing Date, all consents, approvals, authorizations, clearances, certificates of need (or exemptions or waivers therefrom), permits, licenses, provider numbers and provider agreements required to be obtained from Governmental Entities and regulatory authorities in order to carry out the transactions contemplated by this Agreement and to cause all of its covenants and agreements to be performed, satisfied and fulfilled; and (b) will provide such other information and communications to Governmental Entities and regulatory authorities as Seller or such authorities may reasonably request.  Purchaser shall be entitled, but not obligated, to obtain the Contract and Lease Consents. Purchaser shall be entitled, but not obligated, to solicit obtaining estoppel certificates from any third party to any Real Property Lease. Except for those consents identified on Schedule 5.4, any failure to obtain any or all of the Contract and Lease Consents or estoppel certificates as of the Closing Date shall not be a condition precedent to either party’s obligation to close the transactions contemplated by this Agreement.

6.3

Certain Employee Matters.

(a)

Purchaser is under no obligation to assume or hire any employees of the Hospital (the “Hospital Employees”), but will provide an opportunity for any employee of the Hospital to apply for a job with Purchaser.  Purchaser will use its commercially reasonable efforts to make its employment decisions regarding the Hospital Employees prior to the Closing Date so that Purchaser will be in a position to hire those Hospital Employees that it elects, in its sole discretion, to hire effective as of the Effective Time.  Purchaser will make its employment decisions based on employee screening conducted by Purchaser.  For purposes of this Agreement, all Hospital Employees that are hired by Purchaser shall be referred to herein as the “Hired Employees”).

(b)

Subject to adjusting the Purchase Price for the Assumed PTO Amount as set forth in Section 2.2 of this Agreement, Purchaser will allow all Hired Employees to roll over a maximum of eighty (80) hours of paid-time off per Hired Employee.  Seller shall bear all responsibility for any liabilities associated with any accrued paid-time off exceeding  eighty (80) hours for each Hired Employee.

(c)

In connection with the Closing, Purchaser will pay Seller the Severance Amount.  Following the Closing, Seller shall bear all responsibility for disbursing the Severance Amount to the non-hired Hospital Employees.

(d)

On and after the Effective Time, the Hired Employees shall be eligible for a medical and hospital plan sponsored by Purchaser. Preexisting condition limitations will be waived with respect to Hired Employees and their covered dependents unless such preexisting condition limitations were applicable prior to the Effective Time.

(e)

Seller shall be responsible to provide continuation coverage pursuant to the requirements of Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA (“COBRA Coverage”) with respect to the Hospital Employees (and their dependents) whose qualifying event occurred prior to the date on which the Hospital Employees become Hired Employees. Purchaser shall be responsible to provide COBRA Coverage with respect to each of the Hired Employees (and their dependents) whose qualifying event occurs on or after the date on which the Hospital Employees become Hired Employees. In the event Purchaser elects not to hire any Hospital Employee by reason of a Hospital Employee failing to meet Purchaser’s eligibility requirements or otherwise, Seller shall be responsible to provide COBRA Coverage to such Hospital Employee.

(f)

The Hospital Employees shall not be deemed direct or third party beneficiaries of the covenants contained in this Section 6.3.

6.4

Use of Business Names.  Purchaser covenants that it and its Affiliates shall not use in their respective trades or businesses the names “Pacer Health Corporation,” “Pacer Health” and any other names or symbols not used exclusively at the Hospital prior to the Effective Time, any abbreviations or variations thereof or service marks, symbols or logos related thereto, nor any promotional material, stationery, supplies or other items of inventory bearing either such names, symbols or abbreviations or variations thereof; provided, however, that Purchaser shall have thirty (30) calendar days following the Effective Time to remove any signage or symbols from the Hospital containing any of the foregoing names.

6.5

 Excluded Assets.  As soon as practicable after the Closing Date, Purchaser shall deliver to Seller any Excluded Assets found at the Hospital on and after the Effective Time, without imposing any charge on Seller for Purchaser’s storage, holding or delivery of same on and after the Effective Time.

6.6

Confidentiality.  Purchaser shall, and shall cause its employees, representatives and agents to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of Purchaser’s counsel, by other requirements of law, all Confidential Information (as hereinafter defined), and Purchaser shall not disclose the Confidential Information to any person, except as otherwise may be reasonably necessary to carry out the transactions contemplated by this Agreement, including any business or diligence review by or on behalf of Purchaser.  Purchaser’s obligations set forth in the immediately preceding sentence shall apply (a) between the Agreement Date and the Effective Time with respect to Confidential Information which is among the Acquired Assets and (b) from and after the Agreement Date for all Confidential Information which is not among the Acquired Assets. For the purposes hereof, “Confidential Information” shall mean all information of any kind concerning Seller or the business of the Hospital, in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public or published information; (ii) received from a third party not known by Purchaser to be under an obligation to Seller or any Affiliate of Seller to keep such information confidential; (iii) which is or becomes known to the public (other than through a breach of this Agreement) or (iv) which was in Purchaser’s possession prior to disclosure thereof to Purchaser in connection herewith. The rights of Seller under this Section 6.6 shall be in addition to and not in substitution for the rights of Seller and its Affiliates under that certain Confidentiality Agreement between Purchaser and Seller, dated May 8, 2007, as amended, which Confidentiality Agreement shall survive the Closing.

6.7

Enforceability. Purchaser hereby acknowledges that the restrictions contained in Section 6.6 above are reasonable and necessary to protect the legitimate interests of Seller. The parties also hereby acknowledge and agree that any breach of Section 6.6 would result in irreparable injury to Seller and that any remedy at law for any breach of Section 6.6 would be inadequate. Notwithstanding any provision to the contrary contained in this Agreement, the parties therefore agree, and Purchaser hereby specifically consents that, without necessity of proof of actual damage, Seller may be granted temporary or permanent injunctive relief, that Seller shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from such breach, and that Seller shall be entitled to recover its reasonable fees and expenses, including attorneys’ fees, incurred by Seller in enforcing the restrictions contained in Section 6.6.

6.8

Publicity.  Prior to the Closing Date, Purchaser shall not make any public announcement regarding the transactions contemplated by this Agreement without the prior written consent of Seller, except as Purchaser determines is required by applicable Law.  If Purchaser determines it is required by applicable Law to make a public announcement, Purchaser shall give Seller as much prior notice as is reasonably practicable and shall consult with Seller about the text of such announcement or filing but shall not be required to obtain the consent of Seller with regard to such announcement.

6.9

Cooperation. Purchaser shall cooperate with Seller and use its commercially reasonable efforts to (a) obtain all consents, approvals, authorizations, clearances, licenses, provider numbers and provider agreements required to carry out the transactions contemplated by this Agreement (including, without limitation, under all Contracts, and those of Governmental Entities and regulatory authorities) or which Purchaser reasonably deems necessary or appropriate, and (b) prepare any document or other material which may be required by or give any notice to or make any filings with any Governmental Entity as a predicate to or result of the transactions contemplated in this Agreement.  Purchaser shall prepare and deliver (or cause to be prepared and delivered) to Seller all information required to be provided in any notice, filing, application, or similar request or submission in sufficient time to enable the timely and proper filing of such notice, filing form, application or similar submission.  Nothing herein shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys’ fees, filing or application fees or other normal costs of doing business) or the giving of any other consideration in connection with obtaining any of the consents by Purchaser.

6.10

Certain Repairs and Replacements.  From and after the Closing Date, Purchaser shall be responsible for the costs associated with any work that Purchaser in its sole discretion deems necessary to be performed to remediate those specific maintenance and repair items described on the Minnie G. Boswell Facility Assessment dated December 17, 2007 and attached hereto as Exhibit 6.10.  Notwithstanding Purchaser’s agreement to assume responsibility for such maintenance and repair items, the parties acknowledge and agree that Purchaser is under no obligation to perform such maintenance and repair items but may do so in its sole discretion.  In the event Purchaser elects to perform or engage a third party to perform such maintenance and repair items, Purchaser shall have the sole and exclusive authority to control the performance of such items.  Seller and Purchaser acknowledge and agree that the Purchase Price shall be reduced at the Closing by the Repairs Amount as consideration for Purchaser’s willingness to assume responsibility for the specific maintenance and repair items set forth on Exhibit 6.10.

ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

Seller’s obligation to sell the Acquired Assets and to close the transactions as contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Seller in whole or in part at or prior to the Closing:

7.1

Representations and Warranties of Purchaser.  The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects (provided that any such representation or warranty of Purchaser contained herein that is subject to a materiality, material adverse effect or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof) as of the Agreement Date and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

7.2

Signing and Delivery of Instruments; Delivery of Closing Payment. Purchaser shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to the provisions of this Agreement. Purchaser shall have delivered, by wire transfer or of immediately available funds or by certified check, the Closing Payment.

7.3

No Restraints.  No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, Governmental Entity or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated by this Agreement, or which is related to or arises out of the business or operations of Seller, if such action, proceeding, investigation or legislation, in the reasonable judgment of Seller or its counsel, would make it inadvisable to consummate such transactions.

7.4

Performance of Covenants.  Purchaser shall have performed or complied in all material respects with each and all of the obligations, covenants, agreements and conditions required to be performed or complied with by it on or prior to the Closing Date.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

Purchaser’s obligation to purchase the Acquired Assets and to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Purchaser in whole or in part at or prior to the Closing.

8.1

Representations and Warranties of Seller.  The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (provided that any such representation or warranty of Seller contained herein that is subject to a materiality, Material Adverse Effect or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof) as of the Agreement Date and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

8.2

Governmental Authorizations. Purchaser shall have obtained all consents, approvals, authorizations, clearances, certificates of need (or exemptions or waivers therefrom), permits and licenses from any Governmental Entities, carriers or fiscal intermediaries that are necessary or required for completion of the transactions contemplated by this Agreement or to operate the Hospital following the Closing in a manner consistent with the operation of the Hospital on the date hereof.

8.3

Required Consents. All third party contract consents set forth on Schedule 5.4 shall have been obtained.  Purchaser shall have received the Landlord Consent.

8.4

Signing and Delivery of Instruments.  Seller shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to all of the provisions of this Agreement, including, without limitation, the Restrictive Covenant Agreement and the Sublease Agreement.

8.5

Performance of Covenants.  Seller shall have performed or complied in all material respects with each and all of the obligations, covenants, agreements and conditions required to be performed or complied with by Seller on or prior to the Closing Date.

8.6

No Restraints.  No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, Governmental Entity or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated by this Agreement, or which is related to or arises out of the business or operations of Seller, if such action, proceeding, investigation or legislation, in the reasonable judgment of Purchaser or its counsel, would make it inadvisable to consummate such transactions.

8.7

Title Matters.  The Title Company shall have provided to Purchaser a commitment to issue the Title Policy, or pro-forma copy of the Title Policy, which commitment or pro-forma shall show fee simple title to the Owned Real Property and valid leasehold title to the Leased Real Property, respectively, vested in Seller, subject only to the Permitted Exceptions.

ARTICLE 9

TERMINATION

a.1

Termination.  This Agreement may be terminated at any time prior to Closing:

(a)

by the mutual written consent of the parties;

(b)

by Seller if a material breach of this Agreement has been committed by Purchaser and such breach (i) would give rise to a failure of a condition set forth in Sections 7.1 or 7.4 and (ii) has not been (A) waived in writing by Seller or (B) cured by Purchaser to the reasonable satisfaction of Seller within fifteen (15) business days after Seller has provided a written notice to Purchaser which describes in reasonable detail the nature of such breach; provided, however, Seller shall not be permitted to terminate the Agreement pursuant to this Section 9.1(b) if such material breach was caused by Seller or if Seller is also in material breach of this Agreement;

(c)

by Purchaser if a material breach of this Agreement has been committed by Seller and such breach (i) would give rise to a failure of a condition set forth in Sections 8.1 or 8.5 and (ii) has not been (A) waived in writing by Purchaser or (B) cured by Seller to the reasonable satisfaction of Purchaser within fifteen (15) business days after Purchaser has provided a written notice to Seller which describes in reasonable the nature of such breach; provided, however, Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if such material breach was caused by Purchaser or Purchaser is also in material breach of this Agreement;

(d)

by Purchaser if any of its conditions to closing in Article 8 are incapable of being satisfied (other than by reason of Purchaser’s failure to comply with its obligations under this Agreement), and Purchaser does not agree to waive such closing condition in writing;

(e)

by Seller if any of its conditions to closing in Article 7 are incapable of being satisfied (other than by reason of Seller’s failure to comply with its obligations under this Agreement), and Seller does not agree to waive such closing condition in writing;

(f)

by Purchaser, upon the delivery of a Casualty Termination Notice to Seller in accordance with Section 2.13;

(g)

by Purchaser if the Acute Care Hospital looses its critical access hospital status;

(h)

by Purchaser if a Seller Material Adverse Effect shall have occurred and shall not have been cured within thirty (30) calendar days following the date that Purchaser and Seller determine that a Seller Material Adverse Effect shall have occurred; or

(i)

by either Purchaser or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before _____________ ____, 2008 (which date may be extended pursuant to Section 2.5), by Purchaser or Seller if the Closing shall not have been consummated as a result of (i) the granting of a temporary restraining order or an injunction to a third party by a court of competent jurisdiction with respect to the transactions contemplated by this Agreement or (ii) the failure to satisfy the conditions set forth in Sections 7.3, 8.2 or 8.6 of this Agreement (the “Termination Date”).

9.2

Termination Consequences.  If this Agreement is terminated pursuant to Section 9.1,     (a) all further obligations of the parties under this Agreement shall terminate, except that the obligations in Sections 6.6, 13.3, 13.8, and 13.12 shall survive, (b) each party shall pay the costs and expenses incurred by it in connection with this Agreement, except as provided in Section 13.12, and (c) nothing shall prevent any party hereto from pursuing any of its legal rights or remedies that may be granted to any such party by law against any other party to this Agreement for willful breach of any covenant or intentional misrepresentation of any representation or warranty contained in this Agreement, except that no party shall be entitled to obtain special, punitive or consequential damages.

ARTICLE 10

CERTAIN POST-CLOSING MATTERS

10.1

Excluded Assets and Excluded Liabilities.  Any asset (including the Accounts Receivable) or liability, all other remittances and all mail and other communications that is an Excluded Asset or an Excluded Liability (a) pursuant to the terms of this Agreement, (b) as otherwise determined by the parties’ mutual written agreement or (c) absent such agreement, as determined by adjudication by a court or similar tribunal, and which comes into the possession, custody or control of Purchaser (or its respective successors-in-interest, assigns or Affiliates) shall, within ten (10) business days following receipt by Purchaser, be transferred, assigned or conveyed by Purchaser (and its respective successors-in-interest, assigns and Affiliates) to Seller at Seller’s cost. Until such transfer, assignment and conveyance, Purchaser (and its respective successors-in-interest, assigns and Affiliates) shall not have any right, title or interest in or obligation or responsibility with respect to such asset or liability except that Purchaser shall hold such asset in trust for the benefit of Seller. Purchaser (and its respective successors-in-interest, assigns and Affiliates) shall have neither the right to offset amounts payable to Seller under this Section 10.1 against, nor the right to contest its obligation to transfer, assign and convey to Seller because of, outstanding claims, liabilities or obligations asserted by Purchaser against Seller including, but not limited to, pursuant to the Purchase Price adjustment of Section 2.4 and the indemnification provisions of Section 11.1.

10.2

Acquired Assets and Assumed Liabilities.  Any asset or liability, all other remittances and all mail and other communications that is an Acquired Asset or an Assumed Obligation (a) pursuant to the terms of this Agreement, (b) as otherwise determined by the parties’ mutual written agreement or (c) absent such agreement, as determined by adjudication by a court or similar tribunal, and which comes into the possession, custody or control of Seller (or its respective successors-in-interest, assigns or Affiliates) shall, within ten (10) business days following receipt by Seller, be transferred, assigned or conveyed by Seller (and its respective successors-in-interest, assigns and Affiliates) to Purchaser at Purchaser’s cost. Until such transfer, assignment and conveyance, Seller (and its respective successors in-interest, assigns and Affiliates) shall not have any right, title or interest in or obligation or responsibility with respect to such asset or liability except that Seller shall hold such asset in trust for the benefit of Seller. Seller (and its respective successors-in-interest, assigns and Affiliates) shall have neither the right to offset amounts payable to Purchaser under this Section 10.2 against, nor the right to contest its obligation to transfer, assign and convey to Purchaser because of, outstanding claims, liabilities or obligations asserted by Seller against Purchaser including, but not limited to, pursuant to the indemnification provisions of Section 11.2.

a.3

Preservation and Access to Records After the Closing.

(a)

From the Closing Date until seven (7) years after the Closing Date or such longer period as required by law (the “Document Retention Period”), Purchaser shall keep and preserve all medical records, patient records, medical staff records and other books and records which are among the Acquired Assets transferred to Purchaser at the Closing, but excluding any records which are among the Excluded Assets. Purchaser will afford to the representatives of Seller, including its counsel and accountants, full and complete access to, and copies (including, without limitation, color laser copies) of, such records with respect to time periods prior to the Effective Time (including, without limitation, access to records of patients treated at the Hospital prior to the Effective Time) during normal business hours after the Effective Time, to the extent reasonably needed by Seller or its Affiliates to comply with legal requirements, prepare financial statements, or other reasonable business purposes, provided the expense of any copying or reproduction shall be solely at Seller’s expense. Purchaser acknowledges that, as a result of entering into this Agreement and operating the Hospital, it will gain access to patient records and other information which are subject to rules and regulations concerning confidentiality. Purchaser shall abide by any such rules and regulations relating to the confidential information it acquires. Purchaser shall maintain the patient and medical staff records at the Hospital in accordance with applicable law and the requirements of relevant insurance carriers.  After the expiration of the Document Retention Period, if Purchaser intends to destroy or otherwise dispose of any of the documents described in this Section 10.3(a), Purchaser shall provide written notice to Seller of Purchaser’s intention no later than forty-five (45) calendar days prior to the date of such intended destruction or disposal. Seller shall have the right, at its sole cost, to take possession of such documents during such forty-five (45) calendar day period. If Seller does not take possession of such documents during such forty-five (45) calendar day period, Purchaser shall be free to destroy or otherwise dispose of such documentation upon the expiration of such forty-five (45) calendar day period.

(b)

For a three (3)-year period following the Closing Date, or to the extent there is continuing litigation at the end of such three (3)-year period, until the conclusion of such litigation, each party shall give reasonable cooperation to the other party, its Affiliates and its insurance carriers in respect of the defense of claims by third parties against such party or any of its Affiliates. With respect to claim made against Seller or its Affiliates, such cooperation shall include, without limitation, making the Hired Employees reasonably available for interviews, depositions, hearings and trials; provided, however, that Seller will pay all travel and related expenses incurred by Purchaser and its employees in connection with providing such cooperation and if such cooperation requires any employee of Purchaser to spend more than twenty-four (24) hours, Seller shall reimburse Purchaser for the actual per hour cost of such employee for any hours spent in excess of twenty-four (24) hours.  In addition, Seller and its Affiliates shall be entitled to remove from the Hospital originals of any records, but only for purposes of pending litigation involving the persons to whom such records refer, as certified in writing prior to removal by counsel retained by Seller or any of its Affiliates in connection with such litigation, provided that a copy of any original records removed by Seller shall remain at the applicable Hospital and shall be made at Seller’s expense. Any records so removed from the Hospital shall be promptly returned to Purchaser following Seller’s use of such records.

(c)

In connection with (i) the transition of the Hospital pursuant to the transactions contemplated by this Agreement; (ii) Seller’s rights to the Excluded Assets and (iii) Seller’s obligations under the Excluded Liabilities, Purchaser shall after the Effective Time give Seller, its Affiliates and its representatives reasonable access during normal business hours to Purchaser’s books, accounts and records and all other relevant documents and information with respect to the Acquired Assets and Assumed Liabilities as representatives of Seller may from time to time reasonably request, all in such manner as not to unreasonably interfere with the operations of the Hospital. Notwithstanding the foregoing, the timing, location and Hired Employee participants with respect to all access and activities contemplated by this Section 10.3 shall be subject to the prior approval of Purchaser, such approval not to be unreasonably withheld, conditioned or delayed.

(d)

Seller will afford to the representatives of Purchaser, including its counsel and accountants, full and complete access to, and copies of all documents, records, correspondence, work papers and other documents retained by Seller pertaining to any of the Acquired Assets or with respect to the operation of the Hospital prior to the Effective Time, during normal business hours after the Effective Time, to the extent reasonably needed by Purchaser or its Affiliates for reasonable business purposes, provided the expense of any copying or reproduction shall be solely at Purchaser’s expense.

(e)

Seller shall cooperate with Purchaser, on a timely basis and as reasonably requested by Purchaser, in connection with the provision of all data of the Hospital and other information required by Purchaser for reporting to the JC following the Closing.  Purchaser shall cooperate with Seller, on a timely basis and as reasonably requested by Seller, in connection with the provision of all data of the Hospital and other information required by Seller for reporting to the JC for the remainder of the quarterly period in which the Closing has occurred.

10.4

Provision of Benefits of Certain Contracts.  If, as of the Effective Time, the parties are unable to obtain any consent to the assignment of Seller’s interest in a Contract or a Lease and until such consent or a new contract in the name of Purchaser is obtained, Seller shall use reasonable commercial efforts to provide Purchaser the benefits of any such Contract or Lease, cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser, and allow Purchaser to directly enforce such Contract or Lease against the applicable third parties thereto.

10.5

Closing of Financials.  Purchaser shall cause the appropriate staff at the Hospital to assist Seller with completing the closing of Seller’s financial records through the Closing Date (collectively, the “Closing of Financials”). Purchaser shall cause the appropriate staff at the Hospital to use his or her good faith efforts to assist Seller with completing the Closing of Financials by no later than the date which is twenty (20) business days after the Closing Date. Seller shall reimburse Purchaser for all out-of-pocket expenses of Purchaser associated with the Closing of Financials, except for payroll charges associated with Purchaser’s employees.  Such reimbursement shall occur no later than the date which is ten (10) calendar days after Purchaser provides a written statement to Seller which details such expenses.  Seller shall hold Purchaser harmless for any errors which are made by such staff during the course of the Closing of Financials.

10.6

Proration of the Indigent Care Trust Fund.  The Georgia Department of Community Health has established a program titled the Indigent Care Trust Fund to support rural and other healthcare providers (including hospitals) that serve the medically indigent by establishing a fund (the “Indigent Care Fund”) in which participating healthcare providers pay money to the government in exchange for future payments out of the Indigent Care Fund.  Seller hereby represents and warrants that Seller has paid all monies necessary for the Hospital to maintain its status as a participating recipient private hospital within the Indigent Care Trust Fund program; provided, however, that in the event additional monies are due to the government for periods prior to the Effective Time in order for the Hospital to maintain its status as a participating recipient private hospital within the Indigent Care Trust Fund program Seller shall be responsible for such payments from and after the Effective Time; provided, further, that Purchaser shall be responsible for any post-Closing payments in connection with the Hospital’s participation in the Indigent Care Trust Fund program for periods after the Effective Time.  In the event the Hospital receives a payment out of the Indigent Care Trust Fund for an aggregate period that includes a period that began prior to the Closing Date and ended following the Closing Date (a “Stub Payment”) the parties acknowledge and agree that that Seller shall be entitled to a pro rata portion of such Stub Payment relating to the pre-Closing Date period (the “Seller 2008 Indigent Care Amount”) and Purchaser shall be entitled to a pro rata portion of such Stub Payment relating to the post-Closing Date period (the “Purchaser 2008 Indigent Care Amount”).  In the event that either Seller receives the Purchaser 2008 Indigent Care Amount or Purchaser receives the Seller 2008 Indigent Care Amount (in either case, the “Incorrect Indigent Care Recipient”), the Incorrect Indigent Care Recipient shall present to the other party evidence of its receipt of the other party’s portion of the 2008 Payment and the Incorrect Indigent Care Recipient shall promptly pay either the Seller 2008 Indigent Care Amount or the Purchaser 2008 Indigent Care Amount, as applicable, to the other party.  For the avoidance of doubt, the parties acknowledge and agree that any amounts attributable to the Hospital out of the Indigent Care Fund for all periods prior to the Effective Time, regardless of whether such payments are reimbursed after the Effective Date, shall be the property of Seller and, to the extent Purchaser receives any such amounts, Purchaser shall promptly remit such amounts to Seller in immediately available funds.

10.7

Potential Acquisition of the Leased Real Property by Seller.

Purchaser acknowledges that Seller is contemplating purchasing the real estate that is the subject of the Real Property Lease from Health Systems Real Estate, Inc. (the “Subject Real Estate”).  Purchaser agrees that from the Closing Date through such date that the Seller notifies the Purchaser in writing that it no longer seeks to purchase the Subject Real Estate neither the Purchaser nor any of its Affiliates shall (i) induce or attempt to induce Health Systems Real Estate, Inc. to cease negotiations with or otherwise to fail to sell the Subject Real Estate to the Seller or (ii) take any other action intended to damage the potential sale of the Subject Real Estate to Seller.  If the Seller purchases the Subject Real Estate (i) the parties will negotiate in good faith a lease of the Hospital to the Purchaser on terms no less favorable to Purchaser than those set forth in the lease as modified by the Sublease and (ii) and the Seller receives proceeds (whether directly or in the form of a deduction to the purchase price) from Health Systems Real Estate, Inc. from the sale of the Subject Real Estate to Seller, Seller shall promptly remit fifty percent (50%) of such proceeds to Purchaser in immediately available funds.  Further, Seller agrees that within six (6) months following Closing, Seller shall cause the roof of the Hospital to be replaced (such replacement to be completed in a commercially reasonable manner).

10.8

March 2008 Base Rent Payment.  In the event the transactions contemplated by this Agreement close in March 2008, Purchaser hereby acknowledges and agrees that it shall be responsible for the payment of the Base Rent (as such term is defined in the Real Property Lease set forth on Schedule 2.8(b)) for the entire month of March 2008 and shall pay or cause to be paid such Base Rent payment to Health Systems Real Estate, Inc. in immediately available funds on the Closing Date; provided, however, that Purchaser shall not be responsible for any late fees payable in connection with any prior months or in connection with the March 2008 payment but rather Seller shall be solely responsible for any such late fees.  If any such late fees exist and Purchaser elects in its sole discretion to pay such late fees on behalf of Seller, Seller hereby agrees to reimburse Purchaser the full amount of any such late fees no later than three (3) business days after Purchaser’s payment thereof.

ARTICLE 11

SURVIVAL AND INDEMNIFICATION

11.1

Indemnification of Purchaser by Seller.  Subject to the terms and conditions of this Article 11, Seller shall indemnify and hold harmless Purchaser and its Affiliates, and each of their respective directors, officers, employees, agents and other representatives from and against any and all obligations, judgments, liabilities, penalties, violations, fees, fines, claims, losses, costs, demands, damages, liens, encumbrances and expenses including reasonable attorneys’ fees but excluding any consequential or exemplary damages (except those payable to third parties pursuant to a Third Party Claim) (collectively, “Damages”), to the extent connected with or arising or resulting from (a) any breach of any representation or warranty of Seller set forth in this Agreement or any document to be executed by Seller contemplated hereby, (b) any breach, default or non-fulfillment by Seller of any covenant or agreement required to be performed by Seller under this Agreement or any document to be executed by Seller contemplated hereby, (c) the Excluded Liabilities, (d) the Excluded Assets, (e) all tax obligations of Seller other than those included in the Assumed Liabilities, (f) any actual or alleged violation by Seller prior to the Effective Time of any Environmental Laws, any Release or threatened Release of any Hazardous Substance at, upon, in, under or from the Hospital or the Acquired Assets prior to the Effective Time, and any Release or threatened Release of any Hazardous Substance from the USTs at any time prior to or after the Effective Time, regardless of whether any such matter (i) represents a failure of any representation or warranty contained in this Agreement or any document to be executed by Seller contemplated hereby, to be true and correct when made or deemed made; (ii) represents a breach of any warranty, covenant or agreement of Seller contained in this Agreement or any document to be executed by Seller contemplated hereby or (iii) was disclosed to Purchaser in this Agreement or any document to be executed by Seller contemplated hereby, or otherwise, (g) any brokerage or finder’s fees or commissions or similar payments due in respect of the transactions contemplated hereto based on contracts or understandings with Seller, and (h) the failure to deliver title to the Acquired Assets, free and clear of all Liens (other than Permitted Exceptions).

11.2

Indemnification of Seller by Purchaser.  Subject to the terms and conditions of this Article 11, Purchaser shall indemnify and hold harmless Seller and its Affiliates, and each of their respective directors, officers, employees, agents and other representatives from and against any and all Damages, to the extent connected with or arising or resulting from (a) any breach of any representation or warranty of Purchaser set forth in this Agreement or any document to be executed by Purchaser contemplated hereby, (b) any breach or default by Purchaser under any covenant or agreement required to be performed by Purchaser under this Agreement or any document to be executed by Purchaser contemplated hereby, (c) Purchaser’s use of the Acquired Assets from and after the Closing Date, and (d) the Assumed Liabilities.

11.3

Method of Asserting Claims.  All claims for indemnification by any person entitled to indemnification (the “Indemnified Party”) under this Article 11 will be asserted and resolved as follows:

(a)

In the event any claim or demand, for which a party hereto (an “Indemnifying Party”) would be liable for Damages to an Indemnified Party, is asserted against or sought to be collected from such Indemnified Party by a person other than Seller, Purchaser or their Affiliates (a “Third Party Claim”), the Indemnified Party shall deliver a notice of its claim (a “Claim Notice”) to the Indemnifying Party within thirty (30) calendar days after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that notice shall be provided to the Indemnifying Party within fifteen (15) calendar days after receipt of a complaint, petition or institution of other formal legal action by the Indemnified Party. If the Indemnified Party fails to provide the Claim Notice within such applicable time period after the Indemnified Party receives written notice of such Third Party Claim and, as a result, actually and materially impairs the Indemnifying Party’s ability to defend against the Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim. The Indemnifying Party will notify the Indemnified Party within twenty (20) calendar days after delivery of the Claim Notice (the “Notice Period”) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim. Pending such notice from an Indemnifying Party, the Indemnified Party shall have the right to conduct the defense of such Third Party Claim:

(b)

If the Indemnifying Party notifies the Indemnified Party prior to the expiration of the Notice Period that the Indemnifying Party intends to defend the Indemnified Party with respect to the Third Party Claim pursuant to Section 11.3(a), then the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party to a final conclusion or will be settled by the Indemnifying Party.  Notwithstanding the foregoing, the Indemnified Party may, at its sole cost and expense, participate in the defense of the Third Party Claim to the extent that the Indemnified Party may deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which is not prejudicial, in the reasonable judgment of the Indemnifying Party, to the Indemnifying Party. Except as provided in Section 11.3(a) hereof, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party’s action. Anything in this Article 11 to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Party. The Indemnifying Party may, without the Indemnified Party’s prior consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Party and that includes as an unconditional term thereof the full release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such action, claim or proceeding. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnified Party or any of its Affiliates).

(c)

If the Indemnifying Party fails to notify the Indemnified Party prior to the expiration of the Notice Period that the Indemnifying Party desires to defend the Indemnified Party pursuant to Section 11.3(a), or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be promptly and reasonably prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party.  The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnifying Party or any of its Affiliates).  Notwithstanding the foregoing provisions of Section 11.3(a), if the Indemnifying Party has notified the Indemnified Party with reasonable promptness that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to Section 11.3(a) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. Subject to the above terms of Section 11.3(a), the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to Section 11.3(a), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.  The Indemnified Party shall give sufficient prior notice to the Indemnifying Party of the initiation of any discussions relating to the settlement of a Third Party Claim to allow the Indemnifying Party to participate therein.

(d)

In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, the Indemnified Party shall deliver an Indemnity Notice (as hereinafter defined) to the Indemnifying Party.  (The term “Indemnity Notice” shall mean written notification of a claim for indemnity under Article 11 hereof (which claim does not involve a Third Party Claim) by an Indemnified Party to an Indemnifying Party pursuant to this Section 11.3, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim.)  The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been materially prejudiced thereby.

(e)

If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of a Claim Notice or an Indemnity Notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or on such later date (i) in the case of a Third Party Claim, as the Indemnified Party incurs the Damages in respect of such Third Party Claim, or (ii) in the case of an Indemnity Notice in which the Damages are estimated, when the amount of such Damages becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party agree to proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute will be resolved by adjudication by a court or similar tribunal.

(f)

The Indemnified Party agrees to give the Indemnifying Party reasonable access to the books and records and employees of the Indemnified Party in connection with the matters for which indemnification is sought hereunder, to the extent the Indemnifying Party reasonably deems necessary in connection with its rights and obligations hereunder.

(g)

The Indemnified Party shall assist and cooperate with the Indemnifying Party in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnified Party may be entitled from any person or entity in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnified Party shall, upon request by the Indemnifying Party or counsel selected by the Indemnifying Party (without payment of any fees or expenses to the Indemnified Party or an employee thereof), attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, and make available its own personnel; and shall do whatever else is necessary and appropriate in connection with such litigation.  The Indemnified Party shall not make any demand upon the Indemnifying Party or counsel for the Indemnifying Party in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder.  If the Indemnified Party shall fail to perform such obligations as Indemnified Party hereunder or to cooperate fully with the Indemnifying Party in Indemnifying Party’s defense of any suit or proceeding, such cooperation to include, without limitation, attendance at all depositions and the provision of all documents relevant to the defense of any claim, then, except where such failure does not have an adverse effect on the Indemnifying Party’s defense of such claims, the Indemnifying Party shall be released from all of its obligations under this Agreement with respect to that suit or proceeding and any other claims which had been raised in such suit or proceeding.

(h)

Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all persons or entities relating to the matter for which indemnification has been made; provided, however, that the Indemnifying Party shall have no subrogation rights to seek reimbursement through or from the Indemnified Party’s insurance policies, program, coverage, carriers or beneficiaries.

11.4

Limitations.

(a)

The Indemnifying Party shall be obligated to indemnify the Indemnified Party only when the aggregate of all Damages suffered or incurred by the Indemnified Party as to which a right of indemnification is provided solely under Sections 11.1(a) or 11.2(a) (as appropriate) exceed Twenty-Five Thousand Dollars ($25,000) (the “Threshold Amount”).  After the aggregate of all such Damages suffered or incurred by the Indemnified Party exceeds the Threshold Amount, the Indemnifying Party shall be obligated to indemnify the Indemnified Party to the full extent of all such Damages, without reduction for the Threshold Amount.

(b)

The aggregate liability of Seller under Section 11.1(a) shall not exceed One Million Seven Hundred Thousand Dollars ($1,700,000); provided, however, that the aggregate liability of Seller under Section 11.1(a) with regard to a breach of any representation or warranty set forth in Sections 3.6 and 3.8 shall not exceed the Purchase Price; provided, further, that that the aggregate liability of Seller under Section 11.1(a) with regard to a breach of any representation or warranty set forth in Sections 3.1, 3.2 and 3.3(a) shall be uncapped.

(c)

The indemnification rights of the parties hereto for Damages resulting solely from a breach of representations and warranties contained in this Agreement under Sections 11.1(a) and 11.2(a) are subject to the condition that the Indemnifying Party shall have received written notice of the Damages for which indemnity is sought within eighteen (18) months after the Closing Date; provided, however, that, the indemnification rights of Buyer for Damages resulting from a breach of the representations and warranties made by Seller in (a) Sections 3.6, 3.8 and 3.13 shall survive until thirty (30) calendar days after the expiration of all applicable statutes of limitations for assertions by third parties (including, without limitation, any Governmental Entity) of claims that would give rise to a claim for indemnification under such sections hereunder and (b) Sections 3.1, 3.2, 3.3(a), 3.18, 3.21, 4.1, 4.2, 4.3 and 4.7 shall survive indefinitely; provided, further, that if there is an unresolved claim at the expiration date for any applicable period for bringing an indemnification claim made in compliance with the terms of Article 11, such applicable period shall not end in respect of such claim until such claim is resolved.  In the event that the Indemnifying Party receives actual notice of a claim, prior to the expiration of the applicable period referenced above, such notice shall be deemed to constitute the notice required to be given by the Indemnified Party hereunder, the same as if the Indemnified Party had timely given notice to the Indemnifying Party hereunder.

(d)

Notwithstanding any provision in this Agreement to the contrary, the limitations described in this Section 11.4 shall only apply to claims for Damages under Section 11.1(a) and Section 11.2(a); provided, however, that such limitations shall not apply to claims for fraud or intentional misrepresentation.

(e)

For purposes of this Article 11, if there is a breach of any representation or warranty (after giving effect to any materiality or Material Adverse Effect qualification) then the determination of the Damages upon such breach of any representation or warranty shall be made without regard to any materiality or Material Adverse Effect qualification contained therein.

11.5

Tax Benefits.  The payment of an indemnification claim made pursuant to this Article 11 shall be reduced by any Tax Benefits actually realized by the Indemnified Party as a result of the event giving rise to the indemnity payment (net of any expenses in obtaining the same).  A Tax Benefit that results from an event giving rise to the indemnity payment shall only be considered actually realized by the Indemnified Party to the extent that, but for such Tax Benefit, such the Indemnified Party’s Tax liability would be higher than it is with such Tax Benefit (e.g., deductions or losses of the Indemnified Party that do not result from the event giving rise to the indemnity payment shall be deemed to be used prior to the use of any deduction or loss that does result from the event giving rise to the indemnity payment).  If any such Tax Benefit is subsequently disallowed or otherwise not actually realized in whole or in part, the Indemnifying Party shall make appropriate reconciliation payments to the Indemnified Party.  For this purpose, an Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s liability for Taxes for such taxable year, calculated by excluding any Tax items attributable to the claim, exceeds the Indemnified Party’s actual liability for Taxes for such taxable year, calculated by taking into account any Tax items attributable to the claim (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).

11.6

Insurance Proceeds.  All Damages recoverable pursuant to this Article 11 by Seller or Purchaser shall be net of insurance proceeds actually received by such Person and any amounts such Person actually recovers from third parties.

11.7

Exclusive Remedy.  Except in the case of fraud or intentional misrepresentation, for equitable remedies or as otherwise specified in this Agreement, the parties agree that from and after the Closing Date a party’s exclusive remedy for claims for monetary Damages, subject to the additional indemnity in Section 13.18, shall be the indemnification provided for in this Article 11.

11.8

Adjustment to Purchase Price.  Any payment of an indemnification claim under this Article 11 shall be accounted for as an adjustment to the Purchase Price.

ARTICLE 12

TAX AND COST REPORT MATTERS

a.1

Tax Matters.  After the Closing Date, the parties shall cooperate fully with each other and shall make available to each other, as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities attributable to Seller with respect to the operation of the Hospital for all periods prior to the Effective Time and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof. The parties shall also make available to each other as reasonably required, and at the reasonable cost of the requesting party (for out-of-pocket costs and expenses only), personnel responsible for preparing or maintaining information, records and documents in connection with Tax matters.

a.2

Cost Report Matters.

(a)

Seller Cost Reports.

(i)

Seller shall prepare and promptly file all cost reports relating to the periods ending prior to the Effective Time or required as a result of the consummation of the transactions described in this Agreement, including, without limitation, those relating to Medicare, Medicaid, its fiscal intermediary and other Third Party Payors which settle on a cost report basis (the “Seller Cost Reports”); provided, however, that Seller shall not file any Seller Cost Reports until Seller has provided copies to Purchaser of the Seller Cost Reports it intends to file along with any support documentation reasonably requested by Purchaser at least fifteen (15) days in advance of the anticipated or required filing date and Purchaser shall have consented to the form and substance of such Seller Cost Reports (such consent not to be unreasonably withheld, delayed or conditioned); provided, further, that if seller provides a copy of the cost report support documentation at least fifteen (15) days in advance of the anticipated or required filing fee, then Purchaser’s consent shall not be required if the failure to give or delay in giving such consent would cause Seller to violate any applicable Laws.  To the extent permitted by the rules and regulations promulgated by CMS, Seller shall use its reasonable best efforts to file a consolidated cost report for the period ending on December 31, 2007 and the period commencing on January 1, 2008 and ending on the Closing Date, which such consolidated cost report shall be included within the above definition of Seller Cost Reports.  In the event that Seller is unable to consolidate the period commencing on January 1, 2008 and ending on the Closing Date into its cost report filing, then the provisions of Section 12.2(b) below shall apply to any Straddle Cost Report.  Purchaser shall forward to Seller any and all correspondence relating to the Seller Cost Reports from state or federal governmental agencies or rights to settlements and retroactive adjustments on such Seller Cost Reports (“Agency Settlements”) within five (5) business days of receipt by Purchaser. Purchaser shall forward to Seller any and all correspondence relating to the Accounts Receivable or non-governmental Seller Cost Reports or rights to settlements and retroactive adjustments on such Seller Cost Reports within ten (10) business days of receipt by Purchaser.  Purchaser shall not reply to any such correspondence without Seller’s written approval.  Purchaser shall remit any receipts relating to the Accounts Receivable, Seller Cost Reports or the Agency Settlements within ten (10) business days after receipt by Purchaser and will forward any demands for payment relating to the Accounts Receivable, Seller Cost Reports or the Agency Settlements within five (5) business days. Purchaser (and its respective successors-in-interest, assigns and Affiliates) shall have the right to offset amounts payable to Seller under this Section 12.2 against and the right to contest its obligation to transfer, assign and convey to Seller because of outstanding claims, liabilities or obligations asserted by Purchaser against Seller, including, but not limited to, pursuant to the post-closing Purchase Price adjustment of Section 2.4 and the indemnification provisions of Section 11.1.  Seller shall retain all rights to the Seller Cost Reports and to the Accounts Receivable including, without limitation, any payables resulting therefrom or receivables relating thereto and the right to appeal any Medicare determinations relating to the Agency Settlements and the Seller Cost Reports; provided, however, that Seller shall provide Purchaser with prompt written notice of the appeal of any Medicare determinations relating to the Seller Cost Reports and the ultimate disposition of all such appeals, including, without limitation, any dismissal of such appeal(s) by Seller.  Seller shall indemnify and hold harmless Purchaser and its Affiliates, and each of their respective directors, officers, employees, agents and other representatives from and against any and all Damages related to or arising from, the Seller Cost Reports.  For the avoidance of doubt, Seller acknowledges and agrees that its indemnification obligations set forth in the preceding sentence are in no way limited by the limitations set forth in Section 11.4 above but otherwise the indemnification mechanics of Article 11 set forth in Sections 11.3 and 11.5-11.8 shall apply hereto except that Damages must first be received in accordance with Section 12.2(c).  Seller will furnish copies of the Receivables Records to Purchaser upon request and allow Purchaser and its representative’s reasonable access to such documents.

(ii)

Upon reasonable notice and during normal business office hours, Purchaser will reasonably cooperate with Seller in regard to the preparation, filing, handling, and appeals of the Seller Cost Reports; provided, however, that such cooperation shall not unduly interfere with the day to day operations of Purchaser.  Upon reasonable notice and during normal business office hours, Purchaser will cooperate with Seller in connection with any cost report disputes and/or other claim adjudication matters relative to governmental program reimbursement. Such cooperation shall include, at cost to Seller, obtaining files at the Hospital and Purchaser’s provision to Seller of data and statistics, and the coordination with Seller pursuant to reasonable notice of Medicare and Medicaid exit conferences or meetings.

(b)

Straddle Cost Reports.    Purchaser and Seller each hereby acknowledge and agree that, unless Seller intends to file a consolidated cost report  (the “Stub Cost Reports”) including the period commencing on January 1, 2008 and ending on the Closing Date (the “Stub Period”).  The parties further acknowledge and agree that while Seller shall be responsible for submission of the Stub Cost Reports that are due after the Effective Date.  If for any reason Seller is not permitted to file the Stub Cost Report and Purchaser is required to file a cost report that would include the Stub Period (the “Straddle Cost Report”), such Stub Cost Reports will be based on information provided by both Seller and Purchaser for the portion of the cost reporting period in which each party actually operated the Hospital.  With respect to the Straddle Cost Reports, if any:

(i)

Within forty-five (45) calendar days after the Effective Time, Seller shall complete a cost report package provided by Purchaser for the time period of January 1, 2008 through the Effective Time.  Seller shall provide all information required in such cost report package, including all worksheets and supporting documentation, to Purchaser in electronic format within such forty-five (45)-calendar day period.  All cost report information provided by Seller shall be consistent with                     (i) information provided by Seller in prior cost reports filed by Seller with respect to the Hospital and    (ii) applicable Laws.

(ii)

Seller shall provide Purchaser with a cost report certification, which certifies that the information provided by Seller is accurate, true and complete, to the best of Seller’s Knowledge as of the date of submission of such cost report information to Purchaser.

(iii)

In addition to the specific obligations of Seller identified in this Section 12.2, upon reasonable notice and during normal business office hours, Seller will reasonably cooperate with Purchaser in respect to the preparation, filing, handling, and appeals of the Straddle Cost Reports; provided, however, that such cooperation shall not unduly interfere with the day to day operations of Seller, and Purchaser will provide Seller with a copy of any such Straddle Cost Reports at least ten (10) business days prior to submission of such reports.  Further, upon reasonable notice and during normal business office hours, Seller will reasonably cooperate with Purchaser in connection with any Straddle Cost Report disputes and/or other claim adjudication matters relative to governmental program reimbursement.  Purchaser will provide Seller with copies of any proposed audit adjustments within five (5) business days of receipt thereof by Purchaser.

(iv)

The parties acknowledge and agree that Purchaser shall forward to Seller copies of any and all correspondence relating to the settlement and/or retroactive adjustments to the Straddle Cost Report from state or federal governmental agencies (the “Straddle Agency Settlements”) within five (5) business days of receipt by Purchaser.  Purchaser shall forward to Seller copies of any and all correspondence relating to the settlement and/or retroactive adjustments to the Straddle Cost Report for non-governmental payors (the “Straddle Payor Settlements”) within ten (10) business days of receipt by Purchaser.

(v)

If any Straddle Agency Settlements or Straddle Payor Settlements result in an amount payable to any state or federal governmental agencies (in the case of Straddle Agency Settlements) or to non-governmental payors (in the case of Straddle Payor Settlements), then Seller and Purchaser shall apportion any such amount payable based on the number of days in the applicable year which each party operated the Hospital.  Any such amounts due from Seller to Purchaser under this Section 12.2(b)(v) shall be due and payable within ten (10) business days of notice from Purchaser to Seller of such amount due.  If Seller does not remit to Purchaser the amounts due under any Straddle Agency Settlements or Straddle Payor Settlements in accordance with this Section 12.2(b)(v), such receipts shall bear interest at the prime rate as quoted in The Wall Street Journal on the calendar day upon which such payment was required to be made to Purchaser (the “Purchaser Settlement Due Date”) plus two percent (2%) (or the maximum rate allowed by law, whichever is less), such interest accruing on each calendar day after the Purchaser Settlement Due Date until the receipts relating to any such Straddle Agency Settlements or Straddle Payor Settlements and all interest thereon have been paid to Purchaser.

(vi)

If any Straddle Agency Settlements or Straddle Payor Settlements result in an amount payable to the Hospital from state or federal governmental agencies (in the case of Straddle Agency Settlements) or from non-governmental payors (in the case of Straddle Payor Settlements), then Seller and Purchaser shall apportion any such amount payable to the Hospital based on the number of days in the applicable year which each party operated the Hospital.  Any such amounts due from Purchaser to Seller under this Section 12.2(b)(vi) shall be due and payable within ten (10) business days of notice from Seller to Purchaser of such amount due.  If Purchaser does not remit to Seller the amounts due Seller under any Straddle Agency Settlements or Straddle Payor Settlements in accordance with this Section 12.2(b)(vi), such receipts shall bear interest at the prime rate as quoted in The Wall Street Journal on the calendar day upon which such payment was required to be made to Seller (the “Seller Settlement Due Date”) plus two percent (2%) (or the maximum rate allowed by law, whichever is less), such interest accruing on each calendar day after the Seller Settlement Due Date until the receipts relating to any such Straddle Agency Settlements or Straddle Payor Settlements and all interest thereon have been paid to Seller.

(c)

Holdback of Certain Medicare and Medicaid Reimbursements.  Assuming the transactions contemplated by this Agreement close, Purchaser shall collect and hold in a fiduciary capacity, up to Two Hundred Fifty Thousand Dollars ($250,000), any Medicare and Medicaid reimbursements that are paid to Purchaser following the change of the electronic funds transfer bank profile with the respective government agencies relating to services rendered prior to the Effective Time.  The change in the electronic funds transfer bank profile will be considered effective when the respective government agencies begin funding any monies related to the current Medicare or Medicaid provider numbers to any bank account designated by Purchaser and ceases to fund any monies to any bank account held by Seller.  The amounts held will be non-interest bearing; provided, however, if the amount does increase due to an interest component, then such interest shall at all times be the property of Purchaser.  Seller hereby agrees that it will remit to Purchaser an invoice (in a form to be determined by Seller) that will denote the amount held in fiduciary capacity by Purchaser for Purchaser’s review.  Upon the acceptance of the Seller Cost Reports by CMS, Seller shall provide proof of the acceptance and proof of any payment to CMS of all amounts due to CMS with respect to the Seller Cost Reports.  Upon the presentation of the aforementioned proof of acceptance and proof of payment, if such payment is required, Purchaser will within three (3) business days distribute all funds held in its fiduciary capacity pursuant to this Section 12.2(c), less any interest, and described in the aforementioned invoices rendered to Purchaser by Seller, in immediately available funds via wire transfer to an account designated by Seller.

a.1

Transition Services.  To compensate Seller for services rendered and medicine, drugs, and supplies provided before the Effective Time at the Hospital (the “Transition Services”) with respect to patients whose medical care is paid for, in whole or in part, by Medicare, Medicaid, TRICARE, its fiscal intermediary or any other Third Party Payor who pays on a DRG, case rate or other similar arrangement, and who are admitted to the Hospital prior to the Effective Time but who are not discharged until on or after the Effective Time (“Governmental Program Transition Patients”), the parties shall take the following action:

(a)

As soon as practicable after the Closing Date, Seller shall deliver to Purchaser a statement itemizing the inpatient hospital Transition Services provided by Seller with respect to the operation of the Hospital prior to the Effective Time to Governmental Program Transition Patients.  For the Transition Services, Purchaser shall pay to Seller an amount equal to the DRG and outlier payments, the case rate payment or other similar payment received by Purchaser on behalf of a Governmental Program Transition Patient, multiplied by a fraction, the numerator of which shall be the total charges for the Transition Services provided to such Governmental Program Transition Patient by Seller and the denominator of which shall be the sum of the total charges for the Transition Services provided to such Governmental Program Transition Patient by Seller plus the total charges for the Transition Services provided to such Governmental Program Transition Patient by Purchaser on and after the Effective Time.  The parties shall reconcile the payments within ninety (90) calendar days after both the tentative and final Medicare cost report settlement and any other payor settlement affecting the Governmental Program Transition Patients (the “Reconciliation”).

(b)

Subject to Section 12.3(d) below, payments made pursuant to Section 12.3(a) shall be made to Seller monthly, on the twenty-fifth (25th) day of each month, for payments received by Purchaser during the previous month, accompanied by copies of remittances and other supporting documentation as is reasonably requested by Seller.  Any other payments required to be made by Seller to Purchaser, or by Purchaser to Seller, as the case may be, as a result of (i) the Reconciliation; (ii) a notice of program reimbursement with respect to the operations of the Hospital; or (iii) other notice from a governmental agency or Third Party Payor with respect to Transition Services shall be made within thirty (30) calendar days after the Reconciliation or the receipt of any such notice, as applicable.  In the event that Purchaser and Seller are unable to agree on the amount to be paid to Seller or Purchaser, as the case may be, under this Section 12.3, then such amount shall be determined by a nationally recognized independent accounting firm mutually selected by Seller and Purchaser at their joint expense.

(c)

The parties acknowledge that all charges for outpatient and other cost-based services shall be made (i) by Seller for all periods prior to the Effective Time and (ii) by Purchaser for all periods on and after the Effective Time.

(d)

Notwithstanding the first sentence of Section 12.3(b), Purchaser shall make a distribution to Seller within five (5) business days if at any time during the applicable calendar month the funds to be distributed to Seller pursuant to Section 12.3(a) exceed One Hundred Thousand Dollars ($100,000).  The amount of such distribution shall be all amounts payable to Seller pursuant to Section 12.3(a) which have not been previously distributed to Seller. All such distributions shall be made by wire transfer of immediately available funds to the applicable party to the account(s) specified by Seller to Purchaser in writing from time to time.

(e)

Purchaser (and its respective successors-in-interest, assigns and Affiliates) shall have neither the right to offset amounts payable to Seller under this Section 12.3 against, nor the right to contest its obligation to transfer, assign and convey to Seller because of, outstanding claims, liabilities or obligations asserted by Purchaser against Seller, including, but not limited to, pursuant to the post-closing Purchase Price adjustment of Section 2.4 and the indemnification provisions of Section 11.1.

(f)

To the extent Purchaser provides services following the Closing Date for which Seller receives reimbursement either prior to the Closing Date or following the Closing Date under a reimbursement methodology under which providers are reimbursed based upon the date of admission, Purchaser shall be entitled to reimbursement for such post-closing services in a manner consistent with which Seller are being reimbursed for the provision of transition services under this Section 12.3.

ARTICLE 13
MISCELLANEOUS PROVISIONS

13.1

Further Assurances and Cooperation.  Seller shall execute, acknowledge and deliver to Purchaser any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by Purchaser at any time and shall take any and all other actions reasonably requested by Purchaser at any time for the purpose of more effectively assigning, transferring, granting, conveying and confirming to Purchaser, the Acquired Assets.  After consummation of the transaction contemplated in this Agreement, the parties agree to cooperate with each other and take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement, the documents referred to in this Agreement and the transactions contemplated hereby.

13.2

Successors and Assigns.  All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that no party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties, except that Purchaser may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Purchaser.

13.3

Governing Law; Dispute Resolution.

(a)

This Agreement shall be governed and construed in accordance with the laws of the State of Georgia as to all matters, including but not limited to matters of validity, construction, effect, performance, and remedies.

(b)

Except for obtaining a temporary restraining order or an injunction in accordance with Section 13.3(g), any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration utilizing the Procedures for Large, Complex Commercial Disputes under the Commercial Arbitration Rules of the American Arbitration Association, except as modified herein (the “Rules”); provided, however, that the parties agree to negotiate in good faith for a period of at least thirty (30) calendar days to resolve any such claim or controversy prior to initiating the arbitration procedures set forth below.

(c)

The arbitration shall be held in Atlanta, Georgia. Purchaser, on one hand, and Seller, on the other hand, shall with fifteen (15) business days of the initiation of the arbitration proceeding each select one arbitrator in accordance with the Rules.  All arbitrators shall either be practicing lawyers or retired judges. The two named arbitrators shall then select a third arbitrator within thirty (30) calendar days of the selection of the second arbitrator. If the two named arbitrators have not agreed on the third arbitrator within the time limits specified above, then such appointment shall be made by the American Arbitration Association in accordance with the Rules upon the written request of Purchaser or Seller within (30) calendar days of such request. The arbitration hearing shall be held, if possible, within one hundred twenty (120) calendar days of the appointment of the third arbitrator, and the award shall be issued, if possible, within thirty (30) calendar days after the close of the hearing. For purposes of this section, the term “initiation of the arbitration proceeding” shall be deemed to refer to the date when one party receives service pursuant to Rule 4(a)(i) of the Rules from the other party of a claim arising out of or relating to this Agreement, or a breach thereof.

(d)

Any decision or award of the arbitrators shall be in writing and include findings and legal conclusions, and shall be based solely on the terms of this Agreement, applicable law, and the facts presented by the parties. Except for any appeal based on demonstrable bias of the arbitration panel or fraud, the parties hereby waive any rights of application or appeal to any court or tribunal of competent jurisdiction (including without limitation the courts of the United States and the State of Georgia) to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made. Notwithstanding the foregoing, by agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrators shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrators’ order to that effect.

(e)

The decision or award of the arbitrators shall be the sole and exclusive remedy between the parties regarding any and all issues presented to the arbitrator. The award shall be final and binding upon the parties, and judgment upon any award may be entered in any court in the State of Georgia or any other court of competent subject matter jurisdiction, having jurisdiction thereof. Each party hereby irrevocably consents to the personal jurisdiction of the courts in the State of Georgia, solely for purposes of confirmation of, entry of judgment upon, and enforcement of the arbitral award. Each party further hereby irrevocably waives and covenants not to assert any defenses in any such proceeding based on any alleged defects in jurisdiction, venue, or convenience of the forum.

(f)

Each party will, upon the written request of another party, provide the other with copies of specific documents relevant to the issues raised by any claim or counterclaim. Any dispute regarding discovery shall be determined by the arbitrator, whose determination shall be binding.

(g)

The parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(h)

Notwithstanding any other provision of law, and regardless of the prevailing party, each party agrees to pay its own costs and expenses incurred in connection with any arbitration and shall split equally the cost of the arbitrators.

13.4

Amendments.  This Agreement may not be amended other than by written instrument signed by the parties hereto.

13.5

Exhibits, Schedules and Disclosure Schedule.  The Disclosure Schedule and all exhibits and schedules referred to in this Agreement shall be attached hereto and are incorporated by reference herein. From the Agreement Date until the Closing, the parties agree that Seller may update the Disclosure Schedule as necessary.  Any matter disclosed in this Agreement or in the Disclosure Schedule with reference to any Section of this Agreement shall be deemed a disclosure in respect of all sections to which such disclosure may apply.

13.6

Notices.  Any notice, demand or communication required, permitted, or desired to be given hereunder shall be in writing and shall be deemed effectively delivered when personally delivered, when received by telegraphic or other electronic means (including facsimile) or overnight courier, or three (3) calendar days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to Seller:

   Pacer Health Management Corporation of Georgia

   c/o Pacer Health Corporation

   7759 Northwest 146th Street

   Miami Lakes, Florida 33016

   Telecopy Number: (305) 828-2551

                                                                    Attention:  Rainier Gonzalez, CEO

Copy to Counsel:

Kirkland & Ellis LLP
  655 Fifteenth Street, N.W.
  Washington, D.C. 20005-5793

Telecopy Number: (202) 879-5200

Attention:  Martha Phillips, Esq.

If to Purchaser:

   Saint Joseph’s at East Georgia, Inc.

5665 Peachtree Dunwoody Road, NE
Atlanta, Georgia 30342

   Telecopy Number: (404) 851-7339

Attention: Kirk Wilson, President and CEO

            Copy to Counsel:

Alston & Bird LLP
One Atlantic Center
1201 W. Peachtree Street

Atlanta, Georgia 30309
Telecopy Number:  (404) 881-7777
Attention: Pete November, Esq.

or at such other address as one party may designate by notice hereunder to the other parties.

13.7

Headings.  The section and other headings contained in this Agreement and in the Disclosure Schedule, exhibits and schedules to this Agreement are included for the purpose of convenient reference only and shall not restrict, amplify, modify or otherwise affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedule, exhibits and schedules hereto.

13.8

Confidentiality and Publicity. The parties hereto shall hold in confidence the information contained in this Agreement, and all information related to this Agreement, which is not otherwise known to the public, shall be held by each party hereto as confidential and proprietary information and shall not be disclosed without the prior written consent of the other parties; provided, however, Seller shall be permitted to provide a copy of this Agreement to any applicable governmental or administrative authorities in connection with Seller’s pursuit of any appeal of any real and personal property tax assessments on the Acquired Assets for periods prior to the Effective Time. Accordingly, Purchaser and Seller shall not discuss with, or provide nonpublic information to, any third party (except for such party’s attorneys, accountants, directors, officers and employees, the directors, officers and employees of any Affiliate of any party hereto, and other consultants and professional advisors) concerning this transaction prior to the Effective Time, except: (a) as required in governmental filings or judicial, administrative or arbitration proceedings; or (b) pursuant to public announcements made in accordance with Sections 5.11 and 6.8. The rights of Seller under this Section 13.8 shall be in addition and not in substitution for the rights of Seller and its Affiliates under Section 6.6 of this Agreement and the Confidentiality Agreement, which shall survive Closing.

13.9

Fair Meaning.  This Agreement shall be construed according to its fair meaning and as if prepared by all parties hereto.

13.10

Gender and Number; Construction.  All references to the neuter gender shall include the feminine or masculine gender and vice versa, where applicable, and all references to the singular shall include the plural and vice versa, where applicable. Unless otherwise expressly provided, the word “including” followed by a listing does not limit the preceding words or terms and shall mean “including, without limitation.”

13.11

Third Party Beneficiary.  None of the provisions contained in this Agreement are intended by the parties, nor shall they be deemed, to confer any benefit on any person not a party to this Agreement.

13.12

Expenses and Attorneys’ Fees.  Notwithstanding anything to the contrary in this Agreement, the parties hereby agree that Seller and Purchaser shall each be responsible for fifty percent (50%) of all sales, use, gross receipts, transfer, documentary, stamp, recording and all other similar non-income Taxes or expenses arising as a result of the transfer of the Acquired Assets (including, the Owned Real Property) by virtue of the consummation of the transactions contemplated by this Agreement.  Otherwise, and except as otherwise may be provided in this Agreement, each party shall bear and pay its own costs and expenses relating to the preparation of this Agreement and to the transactions contemplated by, or the performance of or compliance with any condition or covenant set forth in, this Agreement, including, without limitation, the disbursements and fees of their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated hereby are consummated.

13.13

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto.  The parties agree that facsimile copies of signatures shall be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.

13.14

Entire Agreement.  This Agreement, the Disclosure Schedule, the exhibits and schedules, and the documents referred to in this Agreement contain the entire understanding between the parties with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between the parties on the subject matter hereof (the “Superseded Agreements”), which Superseded Agreements shall be of no further force or effect..

13.15

No Waiver.  Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof but only by a written notice signed by the party expressly waiving such term or condition.  The subsequent acceptance of performance hereunder by a party shall not be deemed to be a waiver of any preceding breach by any other party of any term, covenant or condition of this Agreement, other than the failure of such other party to perform the particular duties so accepted, regardless of the accepting party’s knowledge of such preceding breach at the time of acceptance of such performance. The waiver of any term, covenant or condition shall not be construed as a waiver of any other term, covenant or condition of this Agreement.

13.16

Severability.  If any term, provision, condition or covenant of this Agreement or the application thereof to any party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

a.17

Time is of the Essence.  Time is of the essence for all dates and time periods set forth in this Agreement and each performance called for in this Agreement.

13.18

Bulk Sales.  Purchaser hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Acquired Assets.  Notwithstanding any such waiver, Seller agrees to indemnify Purchaser against all liability, damage or expense which any of them may suffer due to the failure to so comply or to provide notice required by any such law.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

PURCHASER

SAINT JOSEPH’S AT EAST GEORGIA, INC.

BY:

NAME:

TITLE:

SELLER

PACER HEALTH MANAGEMENT CORPORATION OF GEORGIA

BY:

NAME:

TITLE:

[SIGNATURE PAGE TO THE ASSET PURCHASE AGREEMENT]

Exhibit A

Pacer Health Guaranty Agreement

Exhibit 2.6(a)

Bill of Sale

Exhibit 2.6(b)

Real Estate Assignments

None.

Exhibit 2.6(c)

Property Deed

Exhibit 2.6(e)

Sublease Agreement

Exhibit 2.6(j)

Restrictive Covenant Agreement

Exhibit 2.6(l)

Power of Attorney

Exhibit 6.10

Minnie G. Boswell Facility Assessment